Filed Pursuant to Rule 424(b)(2) Registration No. 333-138970

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED NOVEMBER 28, 2006)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock……………………	3,000,000	$23.15	$69,450,000	$3,875.31

(1) Pursuant to Rule 416 under the Securities Act of 1933 (the "Securities Act"), the shares of common stock of the registrant offered hereby shall be deemed to cover additional shares of common stock to be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purposes of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low reported sale prices of the registrant's common stock on The New York Stock Exchange on May 21, 2009.

(3)   Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the "Securities Act"). Payment of the registration fee at the time of filing of the registrant's registration statement on Form S-3, filed with the Securities and Exchange Commission on November 28, 2006 (File No. 333-138970), was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act, and is paid herewith. This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in such registration statement.

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED NOVEMBER 28, 2006

3,000,000 SHARES OF COMMON STOCK
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

SOVRAN SELF STORAGE, INC.

          Unless the context requires otherwise, "Sovran," "Company", "we," "us," "our" and similar terms refer to Sovran Self Storage, Inc.  This prospectus supplement, and the accompanying prospectus dated November 28, 2006, relate to 3,000,000 shares of our common stock to be offered to participants under the Sovran Self Storage, Inc. Dividend Reinvestment and Stock Purchase Plan.  The plan has two parts--a stock purchase program and a dividend reinvestment program.  The stock purchase program is designed to provide both potential new investors and our existing shareholders with an economical and convenient method to purchase shares of our common stock.  The dividend reinvestment program permits shareholders to use the cash dividends paid on our common stock for reinvestment to acquire more shares of our common stock.  Some of the significant features of the plan are as follows:

•
Participants in the plan may purchase additional shares of common stock at a discount from the market price by automatically reinvesting all or a portion of their cash dividends on our common stock in the dividend reinvestment program;

•	Participants may also purchase shares of our common stock at a discount from the market price by making optional cash payments of $100 to $10,000 per month;
•	Optional cash payments of more than $10,000 per month may be made with our permission at discounts set by us ranging from 0% to 3% from the market price;
•	Shares of our common stock for the plan will be purchased by an agent, and we will decide whether those shares are purchased directly from us or in the open market;
•	Participation in the plan is voluntary, and participants may terminate their participation at any time;
•	Shareholders who do not choose to participate in the plan will continue to receive cash dividends, as we declare them, in the usual manner;
•	Participants may instruct the agent to sell the shares held in their plan account; and
•
Holders of our common stock held in their own name may participate directly, and holders of shares in bank, broker or other nominee names, who we refer to as "beneficial owners," may participate in the plan by requesting that the bank, broker or other nominee reinvest dividends or make optional cash payments for the beneficial owner; beneficial owners also may ask their bank, broker or other nominee to transfer the shares into the beneficial owner's own name, so that the beneficial owner can participate in the plan directly.

          The shares of our common stock, both those that are currently outstanding and those offered by the prospectus and this prospectus supplement, are subject to repurchase by us under conditions described in the prospectus and this prospectus supplement and are subject to restrictions on ownership and transferability that prohibit any person, either alone or acting with others as a group, from owning common stock in excess of 9.8% or 15%, as the case may be, of the outstanding shares of any class or series of our capital stock.

          You should read the prospectus and this prospectus supplement carefully before you invest in any of our securities.  This prospectus supplement may not be used to offer and sell our securities unless accompanied by the prospectus. On May 21, 2009, the closing price of our common stock as reported on the NYSE was $23.64 per share. Our common stock is traded on the New York Stock Exchange. or NYSE, under the ticker symbol "SSS."

               Investing in our securities involves risks. See "Risk Factors" beginning on page 7 of our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 26, 2009.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-3 to register the securities offered under the prospectus, as supplemented by this prospectus supplement.  The prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information required to be set forth in the registration statement.  We believe that we have included or incorporated by reference all information material to investors in the prospectus and this prospectus supplement, but some details that may be important for specific investment purposes have not been included.  For further information, you may read the registration statement and the exhibits filed with or incorporated by reference into the registration statement.  You can review and copy the registration statement and its exhibits at the public reference facility maintained by the SEC as described below.  The registration statement, including its exhibits and schedules, is also available on the SEC's web site at http://www.sec.gov.

          We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy those reports, statements or other information at the SEC's public reference room at 100 F. Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.  Our SEC filings are also available to the public from commercial document retrieval services and on the SEC's web site at http://www.sec.gov.  You can also review copies of our SEC filings at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

          Our board of directors has authorized the issuance of some or all of the shares of any or all of its classes or series of capital stock without certificates, as is permitted by Section 2-210 of the Maryland General Corporation Law.  We have the authority to designate and issue stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption.  In addition, our articles of incorporation impose limits on the ownership and transfer of our capital stock.  We will furnish a full statement of the relative rights and preferences of each class or series of our outstanding capital stock that has been so designated and any restrictions on the ownership or transfer of our outstanding capital stock to any shareholder upon request and without charge. Written requests for those copies should be directed to: David L. Rogers, Chief Financial Officer, Sovran Self Storage, Inc., 6467 Main Street, Williamsville, New York 14221. Telephone requests may be directed to Mr. Rogers at (716) 633-1850.

INCORPORATION OF DOCUMENTS BY REFERENCE

          The SEC allows us to incorporate by reference information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009;

•	Our Proxy Statement relating to the annual meeting held on May 21, 2009, which was filed on April 9, 2009;

•	Our Current Reports on Form 8-K dated February 25, 2009, April 7, 2009 and April 22, 2009; and

•
Our Registration Statement on Form 8-A, dated June 16, 1995, which incorporates by reference the description of our common stock from our Registration Statement on Form S-11 (File No. 33-91422), including all amendments and reports updating that description.

          All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement but before the end of any offering of securities made hereunder will also be considered to be incorporated by reference, and will automatically update and, where applicable, supersede any information contained, or incorporated by reference, in this prospectus supplement or in the attached prospectus.

          To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus supplement.

          If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to Sovran Self Storage, Inc., 6467 Main Street, Williamsville, New York 14221, Attn: David L. Rogers, Chief Financial Officer.

THE COMPANY

          We are a self-administered and self-managed real estate investment trust ("REIT") that acquires, owns and manages self-storage properties.  We refer to the self-storage properties in which we have an ownership interest and are managed by us as "Properties."  We began operations on June 26, 1995.  We were formed to continue the business of our predecessor company, which had engaged in the self-storage business since 1985.  As of May 26, 2009, we held ownership interests in and managed 385 Properties consisting of approximately 25.0 million net rentable square feet, situated in 24 states.  Among our 385 self-storage facilities are 27 properties that we manage for a consolidated joint venture of which we are a majority owner and 25 properties that we manage for a joint venture of which we are a 20% owner. We believe we are the fifth largest operator of self-storage properties in the United States based on facilities owned and managed.  Our Properties conduct business under the user-friendly name Uncle Bob's Self-Storage ®.

          We own an indirect interest in each of the Properties through a limited partnership (the "Partnership").  In total, we owned a 98.2% economic interest in the Partnership and unaffiliated third parties owned collectively a 1.8% limited partnership interest at May 26, 2009.  We believe that this structure, commonly known as an umbrella partnership real estate investment trust ("UPREIT"), facilitates our ability to acquire properties by using units of the Partnership as currency.

          We were incorporated on April 19, 1995 under Maryland law.  Our principal executive offices are located at 6467 Main Street, Williamsville, New York 14221, our telephone number is (716) 633-1850 and our web site is www.sovranss.com.

USE OF PROCEEDS

          The plan will raise additional capital for us to the extent that shares of our common stock issued under the plan pursuant to this prospectus supplement and the accompanying prospectus are authorized but previously unissued shares or treasury shares.   We currently intend to issue authorized but previously unissued shares or treasury shares under the plan and, therefore, the plan is expected to raise capital for us.  We intend to use the net proceeds from the sale of our common stock under the plan for one or more of the following purposes from time to time:  repayment of indebtedness, acquisition of additional self-storage facilities, and for working capital and general corporate purposes.  To the extent that shares of common stock sold under the plan are purchased by our agent in the open market, we will not receive any proceeds.

SUMMARY OF THE PLAN

          The plan provides both current owners of our common stock and potential new investors with a convenient and attractive method of investing cash dividends and optional cash payments of $100 to $10,000 per month in shares of our common stock at a discount, if we so determine, from the market price and without payment of any brokerage commission or service charge.  In addition, optional cash payments in excess of the $10,000 monthly limit may be invested in shares at a discount from the market price as set by us if we approve those stock purchases.  We may change the discounts from time to time, but we will not vary from the range of 0% to 3%, and we may discontinue the plan at any time based on a number of factors, including market conditions, the level of participation in the plan and our current and projected capital needs.  We will provide participants with written notice of a change in the applicable discount with respect to reinvested dividends at least 30 days prior to the record date for payment of a dividend on our common stock by issuing a press release.  The applicable discount for optional cash payments of $100 to $10,000 may be changed by us at any time and we will provide participants with written notice of any such change by issuing a press release.  Discounts, if any, applicable for optional cash payments in excess of $10,000, which require our approval, will be set monthly.

          Optional cash payments of less than $100 and that portion of any optional cash payment that exceeds the maximum monthly purchase limit of $10,000, are subject to return of the payment to the participant.  Any amounts subject to return will be returned without interest.    We will accept optional cash payments in excess of $10,000 per month only pursuant to Waiver Requests as defined below and as approved by us as set forth below.

          Shares of our common stock purchased under the plan will be retained by the agent for safekeeping and certificates for the participant's other shares registered in his or her name may be deposited with the agent for safekeeping without payment of any fee.  At any time, a participant may request in writing to have a certificate for his or her shares sent to him or her.  There is no fee for this service.  Participants may also request that any or all shares held in the plan be sold by the agent on their behalf for a nominal fee, any brokerage costs and any applicable stock transfer taxes on the sale of those shares, all of which will be deducted by the agent and the balance sent to the participant.

          Each month, we will determine whether we will accept Waiver Requests for optional cash payments that exceed $10,000 during that month and, if so, establish the applicable discount percentage, if any, a threshold price, if any, the date on which the pricing period will begin, the number of days in the pricing period and other terms related to such optional cash payments and such Waiver Requests for such month.   The participant must then seek permission to exceed the normal $10,000 limit by submission of a Waiver Request.  If approved by us, full payment along with a copy of the approved request for waiver form must be received by the due date for such optional cash payments.

          We expect to grant Waiver Requests with respect to the $10,000 limit to financial intermediaries, including brokers and dealers, and other participants.  We expect to grant Waiver Requests on a variety of factors, which may include the following:

•	Our current and projected capital needs;
•	The alternatives available to us to meet those needs;
•	Prevailing market prices for our common stock;
•	General economic and market conditions;
•	Expected aberrations in the price or trading volume of our common stock;
•	The potential disruption of the price of our common stock by a financial intermediary;
•	The number of shares of our stock held by the participant submitting the request for waiver;
•	The past actions of a participant under the plan;
•	The aggregate amount of optional cash payments for which those requests for waiver have been submitted; and
•	The administrative constraints associated with granting such Waiver Request.

If we grant Waiver Requests, a portion of the shares available for issuance under the plan may be purchased by participants (including brokers or dealers) who, in connection with any re-sales of those shares, could be deemed to be underwriters within the meaning of the Securities Act of 1933.  We do not have any agreement, understanding or arrangement, formal or informal, with any person relating the sale of our common stock to be received under the plan and, therefore, we cannot estimate the extent of their participation, if any, under the plan.  To the extent that Waiver Requests are granted, we expect that a greater number of shares may be issued under the stock purchase program of the plan relative to the dividend reinvestment program of the plan.  Other than the limit imposed by the availability of shares of our common stock registered for issuance under the plan, there is no pre-established maximum limit on the number of shares that may be purchased in connection with approved Waiver Requests.

          From time to time, financial intermediaries, including brokers and dealers, may engage in transactions in order to benefit from the discount from the market price of the shares of our common stock acquired through the reinvestment of dividends or optional cash payments under the plan.  Those transactions may cause fluctuations in the trading volume of our common stock.  Financial intermediaries that engage in those transactions may be deemed to be underwriters within the meaning of the Securities Act of 1933.  The plan is primarily intended for the benefit of long-term investors in us and not for individuals who engage in short-term trading activities that may cause aberrations in the price or trading volume of our common stock.  As a result, we reserve the right to modify, suspend, or terminate participation in the plan by otherwise eligible holders of our common stock in order to eliminate practices that are not consistent with the purposes of the plan.

THE PLAN

          The terms and conditions of the plan as set forth herein supersede and replace the terms and conditions of the plan as set forth in the prospectus supplement filed by the Company with the SEC dated September 20, 2004.  Current participants shall continue to be enrolled in the plan.  If any participant, after reviewing this prospectus supplement, does not wish to continue to be so enrolled, please contact the agent set forth below.    The following questions and answers set forth the terms and conditions of the plan and explain the plan.  Shareholders who do not participate in the plan will receive cash dividends, as declared and paid in the usual manner.

1.	WHAT IS THE PURPOSE OF THE PLAN?

          The primary purpose of the plan is to provide both our current shareholders and potential new investors with an economical and convenient method of increasing their investment in us.  Current shareholders may invest cash dividends in additional shares of our common stock without payment of any brokerage commission or service charge and at a discount, if we so determine, from the prevailing market price.  Current shareholders as well as new investors may also invest optional cash payments in shares of our common stock at a discount, if we so determine, from the prevailing market price and without payment of any brokerage commission or service charge.  To the extent shares of our common stock are purchased from us under the plan, we will receive additional funds for use as described above under "Use of Proceeds".

          The plan may also be used by us to raise additional capital through the sale each month of a portion of the shares of our common stock available for issuance under the plan to purchasers of shares, including brokers or dealers, who, in connection with any re-sales of those shares, may be deemed to be underwriters.  These sales will be made possible by our ability to waive the $10,000 limit on optional cash payments under the stock purchase program.

          However, the plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities that could cause aberrations in the trading volume of our common stock.  From time to time, financial intermediaries may engage in "positioning" transactions in order to benefit from the discount from the market price of our common stock acquired through the reinvestment of dividends and optional cash payments under the plan.  Those transactions may cause fluctuations in the trading volume of our common stock.  We reserve the right to modify, suspend, or terminate participation in the plan by otherwise eligible holders of our common stock in order to eliminate practices that are not consistent with the purposes of the plan.

          In addition to the restrictions described above, we reserve the right to prevent any individual or party from participating in the plan in order to eliminate practices that are not consistent with the purpose of the plan and for any other reason. We have the sole discretion to exclude any individual or other party from the plan or terminate such individual or party's participation in the plan.

2.	WHAT OPTIONS ARE AVAILABLE TO PARTICIPANTS IN THE PLAN?

          Dividend Reinvestment Program.  Holders of our common stock who wish to participate in the plan generally may elect to have all, a portion, or none of the cash dividends paid on their shares of our common stock automatically reinvested in additional shares of our common stock through the dividend reinvestment program.  Cash dividends are paid on our common stock when and as declared by our board of directors, generally on a quarterly basis.  Other than the number of shares of our common stock registered under the plan, there is no limit in the plan on the amount of dividends a participant may reinvest under the dividend reinvestment program.

          Stock Purchase Program.  Each month, participants may also elect to invest optional cash payments in shares of our common stock, subject to a minimum monthly purchase limit of $100 and a maximum monthly purchase limit of $10,000.  As set forth in Question 18, requests for waiver of the $10,000 maximum may be accepted and approved by us in our sole discretion from time to time.  Participants may make optional cash payments each month even if dividends on their shares of our common stock are not being reinvested and regardless of whether a dividend has been declared.  Participants who elect to make optional cash payments only are not required to enroll any shares of our common stock purchased through the stock purchase program in the dividend reinvestment program, but may designate all of those shares for participation in the dividend reinvestment program.

3.	WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE PLAN?

          ADVANTAGES

                 (a)  The plan provides participants with the opportunity to reinvest cash dividends paid on all or a portion of their shares of our common stock in additional shares of our common stock without payment of any brokerage commissions or service charge and at a discount from the market price which is currently 2% and is subject to change by us.  We will provide participants with written notice of any change in the applicable discount with respect to reinvested dividends at least 30 days prior to the relevant record date for the payment of dividends on our common stock by issuing a press release.

                 (b)  The plan provides participants with the opportunity to make monthly investments of optional cash payments, subject to minimum and maximum amounts, for the purchase of shares of our common stock at a 2% discount, which we may change, from the market price and without payment of any brokerage commission or service charge.  We will provide participants with written notice of any such change in the applicable discount by issuing a press release.

                 (c)  All cash dividends paid on participants' plan shares enrolled in the dividend reinvestment program will be fully invested in additional shares of our common stock because the plan permits fractional shares to be credited to plan accounts.  Dividends on those fractional shares, as well as on whole shares, will be reinvested in additional shares that will be credited to participants' plan accounts.

                 (d)  Normally, optional shares purchased will be held for safekeeping by the agent.  At any time, a participant may request the agent to send a certificate for some or all of the shares held by the agent.  There is no fee for this service.

                 (e)  A participant may also elect to deposit with the agent certificates for the shareholder's other shares of our common stock registered in his or her name for safekeeping without charge.  Because the participant bears the risk of loss in sending certificates to the agent, certificates should be sent by registered mail, return receipt requested and properly insured, to the address specified in Question 35 below.  If certificates are later issued either upon request of the participant or upon termination of participation, new certificates will be issued.

(f) Periodic statements reflecting all current activity, including purchases of plan shares and the mostrecent plan account balance, simplify participants' record keeping.

          DISADVANTAGES

                 (a)  No interest will be paid by us or the agent on dividends or optional cash payments held pending reinvestment or investment.  In addition, optional cash payments of less than $100 and that portion of any optional cash payment that exceeds the maximum monthly purchase limit of $10,000, except those made pursuant to a Waiver Request approved by us, are subject to return to the participant without interest.  Also, all or a portion of the amount held for purchases above the $10,000 limit that have been granted a waiver may also be subject to return to the participant without interest in the event that the minimum price, if any, is not met for any trading day during the related pricing period, unless we have activated the pricing period extension feature.  See Question 18 regarding the partial return of optional cash payments above the $10,000 limit if the minimum price is not satisfied.

                 (b)  The actual number of shares to be purchased under the plan will not be determined until after the end of the relevant pricing period.  Therefore, during the pricing period, participants will not know the actual price per share or number of shares they have purchased.

                 (c)  With respect to shares acquired from us, while the plan currently provides for a discount for reinvested dividends and optional cash payments, the participant's purchase price, as so discounted, may exceed the price at which shares of the common stock are trading on the investment date when the shares are issued or thereafter.  The trading price on the investment date generally governs the amount of taxable income to shareholders.

                 (d)  Because optional cash payments must be received and funds cleared by the agent no later than one business day prior to the beginning of the pricing period, those payments may be exposed to changes in market conditions for a longer period of time than in the case of typical stock market transactions.

                 (e)  Re-sale of shares of our common stock credited to a participant's plan account will involve a nominal fee per transaction to be deducted from the proceeds of the sale by the agent (if that re-sale is made by the agent at the request of a participant), plus any brokerage commission and any applicable stock transfer taxes on the re-sales.

(f) Shares of our common stock held in the participant's plan account cannot be pledged until those shares are withdrawn from the plan.

4.	WHO ADMINISTERS THE PLAN?

          We have retained American Stock Transfer and Trust Company, which we refer to as the "agent," as plan administrator to administer the plan, keep records, send statements of account activity to each participant, and perform other duties relating to the plan.  Shares of common stock purchased under the plan are held by the agent as agent for the participants and are registered in the name of the agent or its nominee, unless and until a participant requests that a stock certificate for all or a portion of his or her shares be issued.  If the agent resigns or otherwise ceases to act as plan administrator, we will appoint a new plan administrator to administer the plan.  All plan materials, including authorization forms, other plan forms, this prospectus supplement and the accompanying prospectus, are available through the agent and the Company's website www.sovranss.com.

          The agent also acts as dividend disbursing agent, transfer agent and registrar for our common stock.

          You should send all correspondence with the agent to:

For financial transactions: American Stock Transfer & Trust Company P.O. Box 922 Wall Street Station New York, NY 10269-0560 or visit www.amstock.com	For account inquiry: American Stock Transfer & Trust Company 6201 15th Avenue Brooklyn, NY 11219

5.	WHO IS ELIGIBLE TO PARTICIPATE?

          Record Owners.  A record owner is a shareholder who owns shares of our stock in his or her own name.  All record owners of our common stock are eligible to participate directly in the plan.

          Beneficial Owners.  A beneficial owner is a shareholder who beneficially owns shares of our stock that are registered in a name other than his or her own name (for example, the shares are held in the name of a bank, broker or other nominee).  In order to participate directly in the dividend reinvestment program of the plan, a beneficial owner must become a record owner by having one or more shares transferred into his or her own name from that of the applicable bank, broker or other nominee.  Alternatively, a beneficial owner may seek to arrange with the bank, broker or other nominee who is the record owner to participate on the beneficial owner's behalf.

          Non-shareholders.  Individuals who do not presently own any common stock (as either a record owner or beneficial owner) may participate in the plan by making an initial purchase of our common stock through the stock purchase program.

          Our common stock may not be available under the plan in all states.  The prospectus, as supplemented by this prospectus supplement, does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make the offer in that jurisdiction.

          In order for us to maintain our qualification as a REIT, not more than 50% in value of any class or series of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code).  We may terminate, by written notice, at any time, any participant's individual participation in the plan if that participation would be in violation of the restrictions contained in our articles of incorporation or bylaws.  Such restrictions prohibit any shareholder from beneficially owning more than 9.8% or 15%, as applicable, of any class or series of our outstanding capital stock.  Any attempted transfer or acquisition of our capital stock that would create a direct or indirect ownership of our capital stock in excess of this limit or would otherwise result in our disqualification as a REIT will be null and void.  Our articles of incorporation provide that our capital stock subject to this limitation is subject to various rights we have to enforce this limitation, including transfer to a trust.  The above discussion of the ownership limitation is a summary and, accordingly is incomplete.  To fully understand the ownership limitation, you must read our articles of incorporation.  We reserve the right to invalidate any purchases made under the plan that, in our sole discretion, may violate the 9.8% ownership limit.  Any grant of a Waiver Request of the $10,000 limit on optional cash purchases will not waive the ownership limits.

6.	HOW DOES AN ELIGIBLE PERSON PARTICIPATE IN THE PLAN?

          After being furnished with this prospectus supplement and the prospectus, record owners may join the plan by completing and signing an authorization form and returning it to the agent.  Authorization forms may be obtained at any time by written request to American Stock Transfer and Trust Company, Attention Dividend Reinvestment Department, P.O. Box 922, Wall Street Station, New York, NY 10269-0560, by telephoning the agent at 1-877-476-4394.   Record owners may also may join the plan at any time by enrolling on-line through the plan administrator at www.amstock.com

          Beneficial owners who wish to join the plan must instruct their bank, broker or other nominee to arrange participation in the plan on the beneficial owner's behalf.  The bank, broker or other nominee should then make arrangements with its securities depository and the securities depository will provide the agent with the information necessary to allow the beneficial owner to participate in the plan.  Should the beneficial owner wish to participate in the stock purchase program, a broker and nominee form must also be sent to the agent for the bank, broker or other nominee to participate in the stock purchase program on behalf of the beneficial owner.  To facilitate participation by beneficial owners, we have made arrangements with the agent to reinvest dividends and accept optional cash payments under the stock purchase program by record owners, such as brokers, banks and other nominees, on behalf of beneficial owners.  Interested beneficial owners are cautioned to insure that the broker, bank or other nominee passes along the proceeds of any applicable discount to their account.

          Alternatively, a beneficial owner may simply request that the number of shares the beneficial owner wishes to be enrolled in the plan be re-registered by the bank, broker or other nominee in the beneficial owner's own name as record owner in order to directly participate in the plan.

          Non-shareholders may join the plan by making an initial investment in an amount of at least $100 up to $10,000 (unless we approve a specific Waiver Request to invest more than $10,000, as discussed in Question 18).  The non-shareholder should mark the box on the authorization form indicating that he or she is a non-shareholder wishing to become a participant and should designate the amount of the initial purchase of our common stock.  At the same time, the new participant may designate all or none of the purchased shares to be enrolled in the dividend reinvestment program.  The authorization form should be returned to the agent, with payment, on or before the applicable dates discussed below.

          Any participant who returns a properly executed authorization form to the agent without specifying the number of shares to be included in the dividend reinvestment program will be enrolled as having selected the full dividend reinvestment option described below.

          If an authorization form requesting reinvestment of dividends is received by the agent at least two business days before the record date established for a particular dividend, reinvestment will commence with that dividend.  If an authorization form is received less than two business days before the record date established for a particular dividend, the reinvestment of dividends will begin on the dividend payment date following the next record date if that shareholder or the participating bank, broker or other nominee is still a holder of record.  Additionally, for participants wishing to make optional cash payments to purchase shares under the stock purchase program, full payment must be received and funds cleared by the agent no later than one business day prior to the first day of the relevant pricing period.  In the case of current non-shareholders making an initial investment to become participants, both the authorization form and full payment of their designated initial investment must be received and funds cleared by the agent no later than one business day prior to the first day of the relevant pricing period.  See Question 12 regarding the timing of the pricing period.

7.	WHAT DOES THE AUTHORIZATION FORM PROVIDE?

          The authorization form appoints the agent as agent for each participant enrolled in the dividend reinvestment program and directs us to pay to the agent the participant's cash dividends on the shares of our common stock owned by the participant on each record date, including all whole and fractional shares of our common stock credited to the participant's plan account as they are added with each reinvestment or optional cash purchase.  Those cash dividends on shares enrolled in the dividend reinvestment program will be automatically reinvested by the agent in shares of our common stock.  Any cash dividends on shares of our common stock that are not enrolled in the dividend reinvestment program will be paid directly to the participant.  Additionally, the authorization form directs the agent to purchase common stock with a participant's optional cash payments, if any.  See Question 8 for a discussion of the broker and nominee form which is required to be used for optional cash payments of a beneficial owner whose bank, broker or other nominee holds the beneficial owner's shares in the name of a major securities depository.

          The authorization form provides for the purchase of initial or additional shares of our common stock through the following investment options:

•
If "full dividend reinvestment" is elected, the agent will automatically apply all cash dividends on all shares then or subsequently registered in the participant's name and all cash dividends on all plan shares, together with any optional cash payments, toward the purchase of additional plan shares;

•
If "partial dividend reinvestment" is elected, the agent will apply all cash dividends on only the number shares of our common stock then or subsequently registered in the participant's name as specified on the authorization form; and the agent will automatically apply all cash dividends on all plan shares, together with any optional cash payments, toward the purchase of additional plan shares; or

•
If "optional cash payments only" is elected, the agent will apply any optional cash payments (not less than $100) made by the participant to the purchase of additional shares of our common stock in accordance with the plan and will apply dividends on those additional plan shares as directed by the participant.

          Unless the participant designates all or none of the new plan shares for enrollment in the dividend reinvestment program, the participant will be enrolled as having selected the dividend reinvestment option with respect to the new plan shares.   Any participant who returns a properly executed authorization form to the agent without electing an investment option will be enrolled as having selected the full dividend reinvestment option.

          Each participant may select any one of these options, and the selected options will remain in effect until a participant specifies otherwise by indicating a different option on a new authorization form, by withdrawing some or all shares from the plan, or until the plan is terminated.

          Participants may change their investment options at any time by requesting a new authorization form and returning it to the agent at the address set forth in Question 35.  Any authorization form that is returned to the agent to change a participant's investment options will be effective in accordance with the schedule described in the last paragraph of Question 6.

8.	WHAT DOES THE BROKER AND NOMINEE FORM PROVIDE?

          The broker and nominee form provides the only means other than re-registration of the stock in the beneficial owner's own name, by which a bank, broker or other nominee holding shares of a beneficial owner in the name of a major securities depository may invest optional cash payments on behalf of that beneficial owner.  A broker and nominee form must be delivered to the agent each time that a bank, broker or other nominee transmits optional cash payments on behalf of a beneficial owner.  Forms will be furnished at any time upon request to the agent at the address or telephone number specified in Question 35.

          Prior to submitting the broker and nominee form, the bank, broker or other nominee for a beneficial owner must make arrangements with its securities depository and the agent in order to participate on behalf of the beneficial owner.

          The broker and nominee form and appropriate instructions must be received by the agent not later than two business days  prior to the first day of the relevant pricing period or the payment will not be invested until the next investment date.

9.	IS PARTIAL PARTICIPATION POSSIBLE UNDER THE PLAN?

          Yes.  Record owners or the bank, broker or other nominee for beneficial owners may designate any desired number of their shares for which dividends are to be reinvested.  Dividends payable on shares held in a participant's name will thereafter be reinvested only on that number of shares, and the participant will continue to receive cash dividends on the remainder of the shares.  Dividends payable on plan shares credited to a participant's account will be reinvested automatically regardless of which method of participation is selected.  Participants electing only to make optional cash payments may designate that all, a portion, or none of the plan shares purchased with optional cash payments be enrolled in the dividend reinvestment program.

10.	WHEN MAY AN ELIGIBLE SHAREHOLDER JOIN THE PLAN?

          A record owner may join the plan at any time.  A non-shareholder may join the plan by making an initial investment of $100 to $10,000 (or more than $10,000 if we approve a specific Waiver Request to invest more than $10,000) by returning the authorization form and required payment.  Once in the plan, a participant remains in the plan until he or she withdraws from the plan, we terminate his or her participation in the plan, or we terminate the plan.

11.	WHAT ARE THE INVESTMENT DATES FOR DIVIDEND REINVESTMENTS AND WHEN WILL DIVIDENDS BE INVESTED?

          Shares purchased under the plan will be purchased on the "investment date" in each month.  The investment date for our common stock acquired through dividend reinvestments will be as follows:

•
If the common stock is acquired directly from us, the quarterly dividend payment date declared by our board of directors (unless that date is not a business day in which case it is the next business day); or

•	If the common stock is acquired through open market purchases, the date or dates of actual investment, but no later than ten business days following the dividend payment date.

          See Question 17 for information concerning investment dates for optional cash payments under the stock purchase program of $10,000 or less and Question 18 for information concerning investment dates for optional cash purchases in excess of $10,000 made pursuant to accepted Waiver Requests.

          We anticipate that record dates for the payment of dividends will be generally on or about the eleventh day of January, April, July and October of each year.  We also anticipate that dividends will be payable generally on or about the twenty-sixth day of the month of each such record date.  The actual dates will be set by our board of directors.  Our board of directors may, in its sole discretion, change or suspend dividends for any quarter.

          When open market purchases are made by the agent, those purchases may be made on any securities exchange on which shares of our common stock are traded, in the over-the-counter market or by negotiated transactions, and may be subject to terms with respect to price, delivery and other matters that are agreed to by the agent.  Neither we nor any participant will have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the agent.  However, when open market purchases are made by the agent, the agent shall use its best efforts to purchase the shares at the lowest possible price.

          Shares will be allocated and credited to participants' plan accounts on the investment date.  No interest will be paid on cash dividends pending investment or reinvestment under the terms of the plan.

12.	WHAT WILL BE THE PRICE TO PARTICIPANTS OF SHARES PURCHASED UNDER THE PLAN FOR DIVIDEND REINVESTMENTS AND OPTIONAL CASH PAYMENTS OF $10,000 OR LESS?

          With respect to reinvested dividends and optional cash payments that do not exceed $10,000, unless shares are purchased on the open market, shares will be purchased directly from us for the plan at a discount from the market price (as defined below) based upon the discount established by us, which is currently 2% for reinvested dividends and 2% for optional cash payments that do not exceed $10,000.  If shares are purchased on the open market for the plan, participants will receive a discount from the market price based upon the discount established by us, which is currently 2% for reinvested dividends and 2% for optional cash payments that do not exceed $10,000.

          Each of the discounts is subject to change from time to time (but will not vary from the range of 0% to 3%) and also may be discontinued by us at any time based on a number of factors, including current market conditions, the level of participation in the plan, and our current and projected capital needs.  We will provide participants with written notice of any change in the applicable discount with respect to reinvested dividends at least 30 days prior to the relevant record date for the payment of dividends on our common stock by issuing a press release and we will provide participants with written notice of any such change in the applicable discount for optional cash payments of up to $10,000 by issuing a press release.   See Question 18 for applicable discounts for optional cash payments of over $10,000.

          The "market price," in the case of shares purchased directly from us, will be the average of the daily high and low sales prices, computed to four decimal places, of our common stock on the New York Stock Exchange, as reported in the Wall Street Journal, during the five trading days immediately prior to the applicable investment date.  See Question 11 for the definition of investment date for dividend investment and Question 17 for definition of investment date for optional cash payments of less than $10,000.   We refer to this five day period as the "pricing period."  In the case of shares purchased on the open market, the "market price" will be the weighted average of the actual prices paid, computed to four decimal places, for all of the common stock purchased by the agent with all participants' reinvested dividends and optional cash payments for the related month.  The "purchase price" shall be  applicable market price, calculated as described above, less any applicable discount.

          In order to maintain our qualification as a real estate investment trust, the purchase price for dividend  reinvestments or optional cash purchases shall not be less than the sum of (i) 95% of the average of the daily high and low sales prices of our shares, as traded only on the New York Stock Exchange, for the trading hours 9:30 a.m. to 4 p.m. Eastern Time, on the applicable investment date, plus (ii) the applicable brokerage fees paid by us, if the shares are purchased on the open market.   If the purchase price calculated as described in the preceding paragraph, is less than the price calculated under this 95% test, we will use the higher amount calculated under such 95% test as the purchase price for such dividend reinvestments or optional cash payments.

          Neither we nor any participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the agent.  However, when open market purchases are made by the agent, the agent shall use its best efforts to purchase the shares at the lowest possible price.

          The purchase price for shares purchased pursuant to a Waiver Request is discussed in response to Question 18.

13.	WHAT ARE THE RECORD DATES FOR DIVIDEND REINVESTMENT?

          For the reinvestment of dividends, the "record date" is the record date declared by our board of directors for a particular dividend.  The dividend payment date declared by our board of directors is the investment date for common stock acquired directly from us pursuant to the dividend reinvestment program.  The investment date for common stock purchased in open market transactions will be the date or dates of actual investment, but no later than ten business days following the dividend payment date.

14.	HOW WILL THE NUMBER OF SHARES PURCHASED FOR A PARTICIPANT BE DETERMINED?

          A participant's account in the plan will be credited with the number of shares, including fractions of shares computed to three decimal places, equal to the total amount to be invested on behalf of that participant divided by the applicable price, as described in Question 12 for dividend reinvestments and optional cash payments of  $10,000 or less and as described in Question 18 for optional cash payments in excess of $10,000 made pursuant to a Waiver Request.  The total amount to be invested will depend on the amount of any dividends paid on the number of shares owned by the participant and designated for reinvestment, plus dividends on the plan shares in that participant's plan account designated for reinvestment, and the amount of any optional cash payments made by that participant and available for investment on the related investment date.  Subject to the availability of shares of our common stock registered for issuance under the plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of dividends.

15.	WHAT IS THE SOURCE OF COMMON STOCK PURCHASED UNDER THE PLAN?

          Plan shares will be purchased either directly from us or on the open market, or by a combination of these two methods, after a review of current market conditions and our current and projected capital needs.  We will determine the source of the common stock to be purchased under the plan.  Neither we nor the agent will be required to provide any written notice to participants as to the source of the common stock to be purchased under the plan, but current information regarding the source of the common stock may be obtained by contacting the agent at 1-877-476-4394.

16.	HOW DOES THE STOCK PURCHASE PROGRAM WORK FOR OPTIONAL CASH INVESTMENTS OF $10,000 OR LESS?

          All current record owners and non-shareholders who have timely submitted signed authorization forms indicating their intention to participate in this program are eligible to make optional cash payments during any month subject to a minimum of $100 and a maximum of $10,000, regardless of whether a dividend is declared.  For purposes of these limitations, all plan accounts under common control, management or representation will be aggregated.  Optional cash payments of less than $100 and that portion of any optional cash payments that exceeds the maximum monthly purchase limit of $10,000, except those made pursuant to a Waiver Request approved by us, will be returned to the participant without interest at the end of the relevant pricing period.  In addition, beneficial owners whose brokers, banks or other nominees have timely indicated their intention to participate in this program (except for beneficial owners whose brokers, banks or other nominees hold the shares of the beneficial owners in the name of a major securities depository) are eligible to make optional cash payments during any month, regardless of whether a dividend is declared.  If a bank, broker or other nominee holds shares of a beneficial owner in the name of a major securities depository, optional cash payments must be made through the use of the broker and nominee form.  Optional cash payments must be accompanied by an authorization form or a broker and nominee form, as applicable.  Each month the agent will apply any optional cash payments received and funds cleared from a participant no later than one business day prior to the first day of the relevant pricing period to the purchase of additional shares of our common stock for the account of the participant on the applicable investment date.

          The discount from the market price applicable to optional cash payments up to the monthly limit of $10,000 is currently 2% of the market price.  We may change the discount from time to time (but will not vary from the range of 0% to 3%) and may discontinue such discount at any time.  We will notify participants of such change  by issuing a press release.   Refer to Question 18 for a discussion of the possible limitations applicable to the purchase of shares made with optional cash payments in excess of $10,000 per month.

17.	WHAT ARE THE INVESTMENT DATES FOR OPTIONAL CASH PAYMENTS OF $10,000 OR LESS?

          Optional cash payments, except those made pursuant to a Waiver Request approved by us, will be invested each month on the related investment date set forth below.  The investment date with respect to common stock acquired with optional cash payments of $10,000 or less will be:

•	In the case of shares acquired directly from us, the 26th day of each month, unless that date is not a business day in which case it is the next business day, or
•	In the case of open market purchases, the date or dates of actual investment, but no later than ten business days following the 26th day of each month.

          Optional cash payments of $10,000 or less received by the agent no later than one business day prior to the first day of the relevant pricing period will be applied to the purchase of shares of our common stock on the investment date that relates to that pricing period.  No interest will be paid by us or the agent on optional cash payments held pending investment.  Generally, optional cash payments received later than one business day prior to the first day of the relevant pricing period will be returned to participants without interest at the end of the pricing period; those optional cash payments may be resubmitted by a participant prior to the commencement of the next or a later pricing period.

          The investment dates for shares to be purchased pursuant to a Waiver Request is discussed in response to Question 18.

18.	HOW MAY PARTICIPANTS MAKE CASH INVESTMENTS IN EXCESS OF $10,000 PER MONTH?

          Investments in excess of $10,000 per month may be made only pursuant to our acceptance of a request to make an optional cash payment in excess of $10,000, which shall be made on a request form, which we also refer to as a Waiver Request. We expect to approve Waiver Requests from financial intermediaries, including brokers and dealers, and other participants from time to time.

          Participants may ascertain whether we are accepting Waiver Requests to make an optional cash payment in excess of $10,000 in any given month, and certain other important information, by telephoning us on the first business day of each month at (716) 633-0381 or such other number as we may establish from time to time.   When participants call this number we will inform such participants (by a prerecorded message) of one of the three following pieces of information:

•	that we will not be accepting Waiver Requests to make optional cash payments in excess of $10,000 that month;
•
that we will be accepting Waiver Requests that month, and if this is the case, we will provide relevant information such as the date on which a Pricing Period (as defined below) for such optional cash payments will begin, the number of days in such Pricing Period, the Threshold Price, if any, the Waiver Discount, if any, and whether or not the Pricing Period Extension Feature or Continuous Settlement Feature will be activated; or

•	that we have not yet determined whether we will be accepting Waiver Requests to make optional cash payments in excess of $10,000, and if this is the case, we will inform participants of a date later in the month when they can call to inquire as to whether we will be accepting Waiver Requests.

We have the sole discretion to approve, reduce, or reject any Waiver Request to make an optional cash payment in excess of the $10,000 maximum allowable amount during any month. We may grant such Waiver Requests by any method that we determine to be appropriate. In deciding whether to approve, reduce, or reject any Waiver Request, we may consider, among other things, the following factors:

•	Our current and projected capital needs;
•	The alternatives available to us to meet those needs;
•	Prevailing market prices for our common stock;
•	General economic and market conditions;
•	Expected aberrations in the price or trading volume of our common stock;
•	The potential disruption of the price of our common stock by a financial intermediary;
•	The number of shares of our stock held by the participant submitting the request for waiver;
•	The past actions of a participant under the plan;
•	The aggregate amount of optional cash payments for which those requests for waiver have been submitted; and
•	The administrative constraints associated with granting those requests for waiver.

          We will decide whether to approve a submitted Waiver Request prior to 5:00 P.M., Eastern Time, on the second business day prior to the first day of the applicable Pricing Period. If a participant does not receive a response from us in connection with the participant's request, the participant should assume that we have denied such Waiver Request.

          We must receive a Waiver Request form no later than 5:00 P.M., Eastern Time, on the day we establish the terms, which is the third business day before the first day of the relevant Pricing Period. Participants who wish to make an investment in excess of $10,000 in any given month must obtain our prior written approval, which will be given or rejected on or before 5:00 P.M., Eastern Time, the second business day prior to the first day of the Pricing Period, and a copy of such written approval must accompany any such investment. Available funds for such investments exceeding $10,000 per month must be received by the agent by wire transfer no later than 3:00 P.M., Eastern Time, one business day prior to the first day of the relevant Pricing Period. To obtain a request form or additional information, a participant may call us at (716) 633-1850 or visit our website at www.sovranss.com.  Completed request forms should be faxed directly to us "Attn: DRSPP Waiver Request" at (716) 633-1860 or (716) 633-3397 or such other number as we may establish from time to time.

          Purchase Price of Shares for Optional Cash Payments in Excess of $10,000.  Shares purchased pursuant to an approved Waiver Request will be purchased directly from us as described herein. The Purchase Price may be reduced by the Waiver Discount, if any, that we may provide for optional cash payments in excess of $10,000 on each investment date.  If a request to purchase shares pursuant to a Waiver Request is granted, there will be a Pricing Period established for such purchase, which will generally consist of one to 12 consecutive separate trading days on the New York Stock Exchange only.  Each of these separate trading days will be an investment date, and an equal proportion of the participant's optional cash payment will be invested on each trading day during such Pricing Period, subject to the qualifications listed below. The Purchase Price for shares acquired on a particular investment date will be equal to 100% (less any Waiver Discount) of the volume weighted average price, rounded to four decimal places, of our common shares as reported by the New York Stock Exchange only, obtained from Bloomberg, LP, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time (through and including the NYSE closing print), for that investment date. For example, if a cash payment of $100,000 is made pursuant to an approved Waiver Request, and the Pricing Period consists of five trading days, there would be five separate investments, each for $20,000, beginning on the Pricing Period commencement date and continuing for five trading days. The number of shares purchased for each investment date would be calculated by dividing the proportionate amount of the approved Waiver Request amount for such investment date, in this example $20,000, by the volume weighted average price obtained from Bloomberg, LP, rounded to four decimal places, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time (through and including the NYSE closing print), for such investment date, less any Waiver

Discount.  Plan shares will not be available to plan participants until the conclusion of each month's Pricing Period or investment, unless we activate the Continuous Settlement Feature (see below).

          The agent will apply all optional cash payments made pursuant to a Waiver Request for which good funds are received on or before the first business day before the Pricing Period to the purchase of common shares on each investment date of the applicable Pricing Period.  In order for funds to be so invested, the agent must have received a check, money order or wire transfer on or before the first business day before the Pricing Period and that check, money order or wire transfer must have cleared before the first day of the Pricing Period.  Wire transfers may be used only if approved verbally in advance by the agent.  Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the plan.  Checks or money orders should be made payable to "agent Sovran Self Storage DRSPP."  No interest will be paid by us or the agent on payments held pending investment.

          Threshold Price.  We may establish for a Pricing Period a minimum price, or Threshold Price, applicable to optional cash payments made pursuant to a Waiver Request. At least three business days prior to the first day of the applicable Pricing Period, we will determine whether to establish a Threshold Price, and if the Threshold Price is established, its amount, and will so notify the plan administrator. This determination will be made by us at our discretion after a review of current market conditions, the level of participation in the plan, and current and projected capital needs.

          If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the volume weighted average price, rounded to four decimal places, of our common shares as reported on the New York Stock Exchange only obtained from Bloomberg, LP, for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time (through and including the NYSE closing print), for each trading day of such Pricing Period (not adjusted for discounts, if any) must equal or exceed. Except as provided below, we will exclude from the Pricing Period any trading day that the volume weighted average price is less than the Threshold Price. We also will exclude from the Pricing Period and from the determination of the Purchase Price any day in which no trades of our common shares are made on the New York Stock Exchange. For example, if the Threshold Price is not met for one of the trading days in a 5-day Pricing Period, then we will return 20% of the funds submitted in connection with a participant's Waiver Request unless we have activated the Pricing Period Extension Feature for such Pricing Period which is described below.

          Pricing Period Extension Feature.  We may elect to activate for any particular Pricing Period the Pricing Period Extension Feature which will provide that the initial Pricing Period will be extended by the number of days that the Threshold Price is not satisfied, or on which there are no trades of our common shares reported by the New York Stock Exchange, subject to a maximum of five trading days. If we elect to activate the Pricing Period Extension Feature and the Threshold Price is satisfied for any additional day that has been added to the initial Pricing Period, that day will be included as one of the trading days for the Pricing Period in lieu of the day on which the Threshold Price was not met or trades of our common shares were not reported. For example, if the determined Pricing Period is 5 days, and the Threshold Price is not satisfied for two out of those 5 days in the initial Pricing Period, and we had previously announced at the time of the Waiver Request acceptance that the Pricing Period Extension Feature was activated, then the Pricing Period will automatically be extended, and if the Threshold Price is satisfied on the next two trading days, then those two days will become investment dates in lieu of the two days on which the Threshold Price was not met. As a result, because there were 5 trading days during the initial and extended Pricing Period on which the Threshold Price was satisfied, all of the optional cash payment will be invested.

          Continuous Settlement Feature.  If we elect to activate the Continuous Settlement Feature, shares will be available to participants within three business days of each investment date beginning on the first trading day in the relevant Pricing Period and ending on the final trading day in the relevant Pricing Period, with an equal amount being invested on each such day, subject to the qualifications set forth above. We may elect to activate the Continuous Settlement Feature for such investments by announcing that we will be doing so, at the time of the Waiver Request form acceptance during any month when we grant requests for authorization.

          Return of Unsubscribed Funds.   With respect to approved Waiver Requests for optional cash payments in excess of $10,000, we will return a portion of each optional cash payment made for each trading day of a Pricing Period or extended Pricing Period, if applicable, for which the Threshold Price is not met or for each day in which no trades of our common shares are reported on the New York Stock Exchange, which we refer to as unsubscribed funds. Any unsubscribed funds will be returned within five business days after the last day in the Pricing Period, or if applicable, the extended Pricing Period, without interest. The amount returned will be based on the number of days on which the Threshold Price was not met compared to the number of days in the Pricing Period or extended Pricing Period. For example, the returned amount in a 5-day Pricing Period will equal one-fifth (1/5) of the total amount of such optional cash payment (not just the amount exceeding $10,000) for each trading day that the Threshold Price is not met or for each trading day in which sales are not reported.

          The establishment of the Threshold Price and the possible return of a portion of the investment applies only to optional cash payments in excess of $10,000. Setting a Threshold Price for a Pricing Period will not affect the setting of a Threshold Price for any other Pricing Period. We may waive our right to set a Threshold Price for any particular Pricing Period. Neither we nor the agent is required to give participant's notice of the Threshold Price for any Pricing Period.

          Waiver Discount.  Each month, at the same time the Threshold Price is determined, we may establish a discount from the market price applicable to optional cash payments made pursuant to a Waiver Request. This discount, which we also refer to as the Waiver Discount, may be between 0% and 3% of the Purchase Price and may vary each month.

          The Waiver Discount will be established at our sole discretion after a review of current market conditions, the level of participation in the plan, the attractiveness of obtaining such additional funds through the sale of common shares as compared to other sources of funds, current and projected capital needs, and other factors. Setting a Waiver Discount for a particular month shall not affect the setting of a Waiver Discount for any subsequent month. The Waiver Discount will apply only to optional cash investments of more than $10,000 (or other applicable maximum monthly amount) under a Waiver Request.  The Waiver Discount will apply to the entire optional cash investment and not just the portion of the optional cash investment that exceeds $10,000.  Optional cash payments of $10,000 or less will be made at the applicable discount established by us as described in Question 12 above.

19.	WHEN MUST OPTIONAL CASH PAYMENTS BE RECEIVED BY THE AGENT?

          Each month the agent will apply an optional cash payment for which good funds are timely received to the purchase of shares of our common stock for the account of the participant on the next investment date.   In order for funds to be invested on the next investment date, the agent must have received a check, money order or wire transfer no later than one business day prior to the first day of the relevant pricing period and that check, money order or wire transfer must have cleared before the related investment date.  Wire transfers may be used only if approved verbally in advance by the agent.  Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the plan.  Checks or money orders should be made payable to "agent Sovran Self Storage DRSPP."  Checks returned for any reason will not be resubmitted for collection.

          No interest will be paid by us or the agent on optional cash payments held pending investment.  Since no interest is paid on cash held by the agent, it normally will be in the best interest of a participant to defer optional cash payments until shortly before commencement of the pricing period.

          For payments to be invested on the investment date, in addition to the timely receipt of good funds, the agent must have received a completed and executed authorization form or a broker and nominee form, as appropriate.

          The investment dates for shares purchased pursuant to a Waiver Request and the requirements for receipt of funds related to purchases pursuant to a Waiver Request are discussed in response to Question 18.

20.	MAY OPTIONAL CASH PAYMENTS BE RETURNED?

          Upon telephone or written request received by the agent at least three business days prior to the first day of the applicable pricing period for the investment date with respect to which optional cash payments have been delivered to the agent, those optional cash payments will be returned to the participant as soon as practicable.  Requests received less than two business days prior to that date will not be returned, but instead will be invested on the next related investment date.  Additionally, with respect to optional cash payments in excess of $10,000 pursuant to a Waiver Request, a portion of each optional cash payment will be returned by check, without interest, as soon as practicable after the investment date for each trading day of the Pricing Period that does not meet the Threshold Price, if any, applicable to optional cash payments made under Waiver Request unless the applicable Pricing Period has been extended.  Also, each optional cash payment, to the extent that it does not either conform to the limitations described in Question 17 or Question 18 or clear within the time limit described in Question 18 and Question 19, as applicable, will be subject to return to the participant as soon as practicable.

21.	ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH THEIR PARTICIPATION UNDER THE PLAN?

          Participants will incur no brokerage commissions or service charges in connection with the reinvestment of dividends or in connection with all purchases made through optional cash payments under the plan.  We will pay all other costs of administration of the plan.  Additionally, participants may elect to send the certificates for their other shares of our common stock to the agent for safekeeping, and there is no fee for this service.  However, participants who request that the agent sell all or any portion of their shares must pay a nominal fee per transaction to the agent, any related brokerage commissions, and applicable stock transfer taxes.

22.	WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

          Each participant will receive a statement of his or her account following each purchase of additional shares.  These statements are the participant's continuing record of the cost of purchases and should be retained for income tax purposes.  In addition, participants will receive copies of other communications sent to holders of our common stock, including our annual report to its shareholders, the notice of annual meeting and proxy statement in connection with our annual meeting of shareholders, and Internal Revenue Service information for reporting dividends paid.

23.	WILL PARTICIPANTS BE CREDITED WITH DIVIDENDS ON FRACTIONS OF SHARES?

          Yes.  Any fractional share held in a participant's plan account that has been designated for participation in the dividend reinvestment program of the plan will receive a proportionate amount of any dividend declared on our common stock.

24.	WILL CERTIFICATES BE ISSUED FOR SHARES PURCHASED AND WHAT WILL HAPPEN IF A PARTICIPANT REQUESTS A CERTIFICATE FOR COMMON SHARES HELD IN THE ACCOUNT?

          Normally, common stock purchased for participants under the plan will be held in the name of the agent or its nominee.  No certificates will be issued to participants for shares in the plan unless a participant submits a written request to the agent or until his or her participation in the plan is terminated.  At any time, a participant may request the agent to send a certificate for some or all of the whole shares credited to a participant's account.  This request should be mailed to the agent at the address set forth in the answer to Question 35.  There is no fee for this service.  Any remaining whole shares and any fractions of shares will remain credited to the plan account.  Certificates for fractional shares will not be issued under any circumstances.

          A participant may also elect to deposit with the agent certificates for the shareholder's other shares of our common stock registered in his or her name for safekeeping under the plan without charge.  Because the participant bears the risk of loss in sending certificates to the agent, certificates should be sent by registered mail, return receipt requested, and properly insured to the address specified in Question 35 below.  If certificates are later issued either upon request of the participant or upon termination of participation, new, differently numbered certificates will be issued.

          If a participant requests delivery of a certificate for whole shares of our common stock held in the participant's plan account, any remaining whole shares and any fraction of a share will continue to be credited to the participant's account, and dividends on those shares will continue to be reinvested under the plan as originally elected.  In addition, if a participant maintains an account for full reinvestment of dividends, dividends on the common stock for which a certificate is requested would continue to be reinvested under the plan so long as those shares remain registered in the participant's name.  If a participant maintains an account for partial dividend reinvestment, dividends on the shares for which a certificate is requested would no longer be reinvested to the extent that the total number of shares registered in the participant's name, including the shares for which a certificate is requested, exceeds the number of shares for which the participant has elected to reinvest dividends.  If the participant maintains a plan account only for optional cash payments and had designated the shares held in the plan account for dividend reinvestment, dividends on shares of common stock for which a certificate is requested would no longer be reinvested under the plan unless and until the participant submits an authorization form to authorize reinvestment of dividends on shares of common stock registered in the participant's name.

25.	IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED?

          Each plan account is maintained in the name in which the related participant's certificates were registered at the time of enrollment in the plan.  Stock certificates for those shares purchased under the plan will be similarly registered when issued upon a participant's request.  If a participant is a beneficial owner, that request must be placed through that participant's banker, broker or other nominee.  A participant who wishes to pledge shares credited to his or her plan account must first withdraw those shares from the plan account.

26.	WHEN MAY PARTICIPANTS WITHDRAW FROM THE PLAN?

          Participants may withdraw from the plan with respect to all or a portion of the shares held in his or her plan account at any time.  If the request to withdraw is received prior to a dividend record date set by our board of directors for determining shareholders of record entitled to receive a dividend, the request will be processed on the day following receipt of the request by the agent.

          If the request to withdraw is received by the agent on or after a dividend record date, but before the payment date, the agent may either pay the dividend in cash or reinvest it in shares for the participant's plan account.  The request for withdrawal will then be processed as promptly as possible following that dividend payment date.  All dividends subsequent to that dividend payment date will be paid in cash unless a shareholder re-enrolls in the plan, which may be done at any time.

          Any optional cash payments that have been sent to the agent prior to a request for withdrawal will also be invested on the next investment date unless a participant expressly requests return of that payment in the request for withdrawal, and the request for withdrawal is received by the agent at least three business days prior to first day of the applicable pricing period.

27.	HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

          A participant who wishes to withdraw from the plan with respect to all or a portion of the shares held in his or her plan account must notify the agent in writing at its address set forth in the answer to Question 35.  Upon a participant's withdrawal from the plan or our termination of the plan, certificates for the appropriate number of whole shares credited to his or her account under the plan will be issued free of charge.  A cash payment will be made for any fraction of a share.

          Upon withdrawal from the plan, a participant may also request in writing that the agent sell all or part of the shares credited to his or her plan account.  The agent will sell the shares as requested within ten business days after processing the request for withdrawal.  The participant will receive the proceeds of the sale, less a nominal fee per transaction paid to the agent, any brokerage fees or commissions and any applicable stock transfer taxes, generally within five business days of the sale.

28.	ARE THERE ANY AUTOMATIC TERMINATION PROVISIONS?

          Participation in the plan will be terminated if the agent receives written notice of the death or adjudicated incompetency of a participant, together with satisfactory supporting documentation of the appointment of a legal representative at least two business days before the next record date for purchases made through the reinvestment of dividends or one business day prior to the first day of the relevant pricing period for those payments, as applicable.  In the event written notice of death or adjudicated incompetency and supporting documentation is received by the agent less than two business days before the next record date or three business day prior to the first day of the relevant pricing period for purchases made through the reinvestment of dividends or optional cash payments, as applicable, shares will be purchased for the participant with the related cash dividend or optional cash payment and participation in the plan will not terminate until after that dividend or payment has been reinvested.  Thereafter, no additional purchase of shares will be made for the participant's account and the participant's plan shares and any cash dividends paid on those shares will be forwarded to that participant's legal representative.

29.	WHAT HAPPENS TO A PARTICIPANT'S PLAN SHARES IF THE PARTICIPANT SELLS OR TRANSFERS ALL COMMON STOCK REGISTERED IN THE PARTICIPANT'S NAME?

          If a participant who is a record holder sells or transfers all of the shares registered in the participant's name, the participant will still remain in the plan with respect to any plan shares held by the agent and will continue to earn dividends unless the participant notifies the agent to terminate participation by giving the agent a withdrawal notice prior to the next relevant dividend record date.

30.	WHAT HAPPENS IF WE DECLARE A DIVIDEND PAYABLE IN SHARES OR DECLARE A STOCK SPLIT?

          Any dividend payable in shares and any additional shares we distribute in connection with a stock split in respect of shares credited to a participant's plan account will be added to that account.  Stock dividends or split shares that are attributable to shares registered in a participant's own name and not in his or her plan account will be mailed directly to the participant as in the case of shareholders not participating in the plan.

31.	HOW WILL SHARES HELD BY THE AGENT BE VOTED AT MEETINGS OF SHAREHOLDERS?

          The participant will receive a proxy card covering shares held in the plan and any shares held directly by the participant as a record owner.  If the participant is a beneficial owner, the participant should receive a proxy card covering shares held in the plan from his or her bank, broker, or other nominee.

          If a proxy card is returned properly signed and marked for voting, all of the shares covered by the proxy card will be voted as marked.  If a proxy card is returned properly signed but no voting instructions are given, all of the participant's shares will be voted in accordance with recommendations of our board of directors, unless applicable laws require otherwise.  If the proxy card is not returned, or if it is returned unexecuted or improperly executed, shares registered in a participant's name may be voted only by the participant in person.

32.	WHAT ARE OUR AND THE AGENT'S RESPONSIBILITIES UNDER THE PLAN?

          We and the agent will not be liable in administering the plan for any act done in good faith or required by applicable law or for any good faith omission to act, including, among other things, any claim of liability:

•	Arising out of failure to terminate a participant's account upon his or her death;
•	With respect to the price at which shares are purchased or sold or the times when those purchases or sales are made; or
•	With respect to any fluctuation in the market value before or after purchase or sale of shares.

Notwithstanding the foregoing, nothing contained in the plan limits our liability with respect to alleged violations of federal securities laws.

          We and the agent will be entitled to rely on completed forms and the proof of due authority to participate in the plan, without further responsibility of investigation or inquiry.

33.	MAY THE PLAN BE CHANGED OR DISCONTINUED?

          Yes.  Notwithstanding anything herein to the contrary, we may suspend, terminate, or amend the plan at any time.  Notice will be sent to participants of any suspension or termination, or of any amendment that alters the plan terms and conditions, as soon as practicable after we take any of those actions.  We may also substitute another administrator or agent in place of the agent at any time; participants will be promptly informed of any substitution.  Any questions of interpretation arising under the plan will be determined by us and any determination will be final.

34.	WHO BEARS THE RISK OF MARKET FLUCTUATIONS IN OUR COMMON STOCK?

          A participant's investment in shares held in the plan account is no different from his or her investment in directly held shares.  The participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to those shares.

35.	WHO SHOULD BE CONTACTED WITH QUESTIONS ABOUT THE PLAN?

          All correspondence regarding the plan should be directed to:  American Stock Transfer and Trust Company, P.O. Box 922, Wall Street Station, New York, NY 10269-0560, Telephone 1-877-476-4394, Attn: Dividend Reinvestment Department.  Please mention Sovran Self Storage, Inc., company number 07530, and the plan in all correspondence.

36.	HOW IS THE PLAN INTERPRETED?

          Any questions of interpretation arising under the plan will be determined by us and any determination will be final.  We may adopt rules and regulations to facilitate the administration of the plan.  The terms and conditions of the plan and its operation will be governed by the laws of the State of Maryland.

37.	WHAT ARE SOME OF THE PARTICIPANT RESPONSIBILITIES UNDER THE PLAN?

          Plan shares are subject to escheat to the state in which the participant resides in the event that those shares are deemed, under that state's laws, to have been abandoned by the participant.  Participants, therefore, should notify the agent promptly in writing of any change of address.  Account statements and other communications to participants will be addressed to them at the last address of record provided by participants to the agent.

          Participants will have no right to draw checks or drafts against their plan accounts or to instruct the agent with respect to any shares of common stock or cash held by the agent except as described in this prospectus supplement.

38.	MAY SHARES IN A PARTICIPANT'S ACCOUNT BE PLEDGED?

          None of the shares of common stock credited to a participant's plan account may be pledged and any purported pledge will be void.  If a participant wishes to pledge shares, those shares must be withdrawn from the plan.  See Question 27 regarding withdrawal of plan shares.

39.	IF WE ISSUE RIGHTS TO PURCHASE SECURITIES TO THE HOLDERS OF COMMON STOCK, HOW WILL THE RIGHTS ON PLAN SHARES BE HANDLED?

          In the event that we make available to the holders of our common stock rights to purchase additional shares of common stock or any other securities, the agent will sell those rights (if those rights are saleable and detachable from the common stock) accruing to shares of common stock held by the agent for participants and invest the proceeds in additional shares of common stock on the next investment date for our common stock.  In the event those rights are not saleable or detachable, the plan will hold the rights for the benefit of participants.  A participant who wishes to receive directly any of those rights may do so by sending to the agent, at least five business days before the record date for the rights offering, a written request that certificates for shares in his or her account be sent to him or her.

40.	WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN?

          The following summary is based upon interpretations of current federal tax law.  IT IS IMPORTANT FOR PARTICIPANTS TO CONSULT THEIR OWN TAX ADVISERS TO DETERMINE PARTICULAR TAX CONSEQUENCES, including consequences relating to state income taxes and other taxes, such as stock transfer taxes, which vary from state to state and that may result from participation in the plan and subsequent disposition of shares acquired under the plan.  Income tax consequences to participants residing outside the United States will vary from jurisdiction to jurisdiction.

          DIVIDEND REINVESTMENT PROGRAM

          Participants in the dividend reinvestment program under the plan will be treated for federal income tax purposes as having received, on the investment date, a distribution in an amount equal to the fair market value on that date of the shares acquired with reinvested dividends.  Those shares will have a tax basis equal to the same amount.  For federal income tax purposes, the fair market value of shares acquired under the plan will likely be treated as equal to 100% of the average of the high and low sale prices of shares on the related investment date.  The trading value on that specific date may vary from the market price determined under the plan for those shares.

          That distribution will be taxable as a dividend to the extent of our current or accumulated earnings and profits.  To the extent the distribution is in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a participant's shares, and the distribution in excess of a participant's tax basis will be taxable as gain realized from the sale of his or her shares.

          EXAMPLE 1:

          The following example may be helpful to illustrate the federal income tax consequences of the reinvestment of dividends at a 2% discount from the market price where the fair market value for tax purposes is the same as the market price.

Cash dividends reinvested.....................................................................................	$100.00
Assumed market price*.........................................................................................	$ 27.00
Less 2% discount per share...................................................................................	$ (0.54)
Net purchase price per share..................................................................................	$ 26.46
Number of shares purchased ($100.00/$26.46).....................................................	3.7793
Total taxable dividend resulting from transaction (27.00 X 3.7793)**.................	$102.04

*	This price is assumed for illustrative purposes only, and will vary with the market price of our common stock.
**	Assumes the average of the high and low price of the sales price of the shares on the investment date also equals $27.00.

          STOCK PURCHASE PROGRAM

          The tax consequences relating to a discount associated with an optional cash purchase are not entirely clear under current law.  The participant should be treated as having received a distribution upon the purchase of shares with an optional cash payment in an amount equal to the excess, if any, of the fair market value of the shares on the investment date over the amount of the optional cash payment.  Participants also should be aware that we will treat the entire amount of the excess value of shares acquired under the dividend reinvestment program and the stock purchase program as a distribution for tax reporting purposes that is taxable as a dividend.  It is possible, however, that all or a portion of that distribution should be treated as a tax-free return of capital.  PARTICIPANTS ARE STRONGLY ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS IN THIS REGARD.

          Shares acquired through the stock purchase program under the plan should have a tax basis equal to the amount of the payment plus the excess, if any, of the fair market value of the shares purchased over the amount of the payment, but only to the extent that excess is treated as a distribution taxable as a dividend.  The fair market value on an investment date may differ from the market price determined under the plan for those shares.

          EXAMPLE 2:

          The following example may be helpful to illustrate the federal income tax consequences of the optional cash payment feature at a 2% discount from the market price where the fair market value for tax purposes differs from the market price.

Optional cash payment.................................................................................................	$100.00
Assumed market price*................................................................................................	$ 27.00
Less 2% discount per share..........................................................................................	$ (0.54)
Net purchase price per share........................................................................................	$ 26.46
Number of shares purchased ($100.00/$26.46)...........................................................	3.7793
Total taxable dividend resulting from transaction (3.7793 X $27.50 - $100.00)**….	$ 3.93

*	This price is assumed for illustrative purposes only, and will vary with the market price of our common stock.
**	This example assumes the average of the high and low sales price of the shares on the investment date is $27.50.

          A participant's holding period for shares acquired under either program under the plan will begin on the day following the investment date.  Dividends received by corporate shareholders will not be eligible for the dividends received deduction.

          A participant will not realize any taxable income upon receipt of certificates for whole shares credited to the participant's account, either upon the participant's request for certain of those shares or upon termination of participation in the plan. A participant will realize gain or loss upon the sale or exchange of shares acquired under the plan.  A participant will also realize gain or loss upon receipt, following termination of participation in the plan, of a cash payment for any fractional share equivalent credited to the participant's account.  The amount of any gain or loss will be the difference between the amount that the participant received for the shares or fractional share equivalent and the tax basis of the shares.

41.	HOW ARE INCOME TAX WITHHOLDING PROVISIONS APPLIED TO SHAREHOLDERS WHO PARTICIPATE IN THE PLAN?

          If a participant fails to provide certain federal income tax certifications in the manner required by law, dividends on shares of our common stock, proceeds from the sale of fractional shares and proceeds from the sale of shares held for a participant's account will be subject to federal income tax withholding at the rate of 28%.  If withholding is required for any reason, the appropriate amount of tax will be withheld.  Certain shareholders, including most corporations, are exempt from the above withholding requirements.

          If a participant is a foreign shareholder whose dividends are subject to federal income tax withholding at the 28% rate or a lower treaty rate, the appropriate amount will be withheld and the balance in shares will be credited to that participant's account.

DIVIDENDS

          We have paid dividends since the initial public offering of our common stock.  In order to accommodate the provisions of the plan, we anticipate that record dates for the payment of dividends will be generally on or about the eleventh day of January, April, July and October of each year.  We anticipate that dividends will be payable generally on or about the twenty-sixth day of the month of each record date.  The actual dates will be set by our board of directors.  Our board of directors may, in its sole discretion, change or suspend dividends for any quarter.

PLAN OF DISTRIBUTION

          Except to the extent the agent purchases common stock in open market transactions, the common stock issued under the plan will be sold directly by us through the plan.  We may sell common stock to owners of shares (including brokers or dealers) who, in connection with any re-sales of those shares, may be deemed to be underwriters within the meaning of the Securities Act of 1933.  Those shares, including shares acquired under waivers granted with respect to the stock purchase program of the plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions.  We do not have any agreement, understanding or arrangement, formal or informal, with any person relating to the sale of shares of common stock to be received under the plan.  The common stock is currently listed on the New York Stock Exchange.  Under certain circumstances, it is expected that a portion of the shares of our common stock available for issuance under the plan will be issued under those waivers.  The difference between the price those purchasers pay to us for shares of our common stock acquired under the plan, after deduction of the applicable discount from the market price, and the price at which those shares are resold, may be deemed to constitute underwriting commissions received by those purchasers in connection with those transactions.

          Subject to the availability of shares of our common stock registered for issuance under the plan, there is no total maximum number of shares that can be issued through the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the market price of our common stock acquired through the reinvestment of dividends and optional cash payments under the plan.

          We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our common stock under the plan.  However, sales of shares of our common stock credited to a participant's plan account will involve a nominal fee per transaction to be deducted from the proceeds of the sale by the agent (if that sale is made by the agent at the request of a participant), plus any brokerage commissions and any applicable stock transfer taxes.

          Common stock may not be available under the plan in all states.  The prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make the offer in that jurisdiction.

LEGAL MATTERS

          Phillips Lytle LLP, Buffalo, New York, will pass upon certain legal matters for us.  Phillips Lytle LLP has in the past represented and is presently representing us in certain other matters.  Robert J. Attea, Chairman of the Board and our Chief Executive Officer, is the brother of a partner of Phillips Lytle LLP.  Several partners of Phillips Lytle LLP own shares of our common stock.

EXPERTS

          The consolidated financial statements of the Company appearing in Sovran Self Storage, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2008 (including the schedule appearing therein), and the effectiveness of the Company's internal control over financial reporting as of December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

======================================================

          NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, THAT INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, OR ANY OTHER PERSON.  THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE COMMON STOCK OFFERED BY THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE THAT OFFER OR SOLICITATION.  NEITHER THE DELIVERY OF THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT NOR ANY SALE MADE UNDER THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THE PROSPECTUS AND THIS PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE OF THIS PROSPECTUS SUPPLEMENT.

====================================================== ======================================================

SOVRAN SELF STORAGE, INC.

3,000,000 shares of common stock

------------------------

PROSPECTUS SUPPLEMENT

------------------------

May 26, 2009

======================================================

PROSPECTUS

SOVRAN SELF STORAGE, INC.
COMMON STOCK
________________

     We may offer and sell shares of our common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. In addition, certain selling stockholders may offer and sell shares of our common stock, from time to time in amounts, at prices and on terms that will be determined at the time of any such offering.

     Each time our common stock is offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the names of any selling stockholders. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to offer or sell our common stock without a prospectus supplement describing the method and terms of the offering.

     We may sell our common stock directly or to or through underwriters, to other purchasers and/or through agents. For additional information on the method of sale, you should refer to the section of this prospectus entitled "Plan of Distribution." If any underwriters are involved in the sale of our common stock offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between us or among us, any selling stockholders and them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

     You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our common stock.

     Our common stock is listed on the New York Stock Exchange under the symbol "SSS."

     Investing in our common stock involves risks. You should consider the risk factors described in this prospectus on page 6, in any accompanying prospectus supplement and in the documents we incorporate by reference.
________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
________________

The date of this prospectus is November 28, 2006.

TABLE OF CONTENTS

About This Prospectus	3
Where You Can Find More Information	3
Information Incorporated By Reference	4
The Company	5
Risk Factors	6
Forward-Looking Statements	11
Use of Proceeds	12
Description of Stock	13
Restrictions On Transfer/Ownership Limits	17
Certain Provisions of Maryland Law and of Our Charter and Bylaws	19
Federal Income Tax Considerations	22
Selling Stockholders	43
Plan of Distribution	43
Legal Matters	43
Experts	43

     IN DECIDING WHETHER TO BUY COMMON STOCK OFFERED UNDER THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH ADDITIONAL OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT.

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf registration process, we may, from time to time, offer or sell shares of our common stock in one or more offerings. In addition, some holders of our common stock may sell shares of our common stock under our shelf registration statement. This prospectus provides you with a general description of the common stock we or any selling stockholders may offer. Each time we or any selling stockholders sell common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus, the relevant prospectus supplement and any "free writing prospectus" we may authorize to be delivered to you, together with additional information described under the next heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-3 to register the common stock offered under this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information required to be set forth in the registration statement. We believe that we have included or incorporated by reference all information material to investors in this prospectus, but some details that may be important for specific investment purposes have not been included. For further information, you may read the registration statement and the exhibits filed with or incorporated by reference into the registration statement.

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy those reports, statements or other information at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and on the SEC's web site at www.sec.gov. You can also review copies of our SEC filings at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INFORMATION INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is complete:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006 (as amended by Form 10-Q/A filed November 24, 2006), June 30, 2006 and September 30, 2006;

•	Our Proxy Statement relating to the annual meeting held on May 18, 2006, which was filed on April 12, 2006;

•
Our Current Reports on Form 8-K dated April 25, 2006, May 1, 2006, May 4, 2006, June 26, 2006 (as amended by a Form 8-K/A filed September 6, 2006), July 20, 2006, September 1, 2006 and November 27, 2006; and

•
Our Registration Statement on Form 8-A, dated June 16, 1995 which incorporates by reference the description of our common stock from our registration statement on Form S-11 (File No. 33-91422), including all amendments and reports updating that description.

     To the extent any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to rather than filed with, the SEC, such information or exhibit is not incorporated by reference in this prospectus.

     You may request a copy of those filings, at no cost, by telephoning us at (716) 633-1850 or writing us at the following address: Sovran Self Storage, Inc., 6467 Main Street, Williamsville, New York 14221, Attention: David L. Rogers, Chief Financial Officer.

THE COMPANY

     We are a self-administered and self-managed real estate investment trust, or REIT, which acquires, owns and/or manages self-storage properties. We began operations on June 26, 1995. As of September 30, 2006, we owned and/or managed 326 self-storage facilities consisting of approximately 20 million net rentable square feet, located in 22 states. 38 of our self-storage facilities are managed under an agreement with two joint ventures in which we own a controlling interest. As of September 30, 2006, the occupancy level of our self-storage facilities was 85.9%. We are the fifth largest operator of self-storage facilities in the United States based on facilities owned and/or managed.

     We were formed to continue the business of our predecessor company, which had engaged in the self-storage business since 1985. We own an indirect interest in each of the owned properties through Sovran Acquisition Limited Partnership, which we refer to as our operating partnership. As of September 30, 2006, we own a 97.7% economic interest in the operating partnership and unaffiliated third parties own collectively a 2.3% limited partnership interest. We believe that this structure, commonly known as an umbrella partnership real estate investment trust, facilitates our ability to acquire properties by using units of the operating partnership as currency. Unless the context otherwise requires, references in this prospectus to "Sovran Self Storage, Inc.", "Sovran", "we", "our" and "us" refer to Sovran Self Storage, Inc. and its subsidiaries, including our operating partnership.

     We were incorporated on April 19, 1995 under Maryland law. Our principal executive offices are located at 6467 Main Street, Williamsville, New York 14221, and our telephone number is (716) 633-1850. We maintain a website that contains information about us at www.sovranss.com. The information included on our website is not part of this prospectus or any prospectus supplement.

RISK FACTORS

     You should carefully consider the risks described below, together with all of the other information included in or incorporated by reference into this prospectus ,including the risk factors in our most recent Annual Report on Form 10-K and other filings under the Securities Exchange Act of 1934, before making an investment decision. If any of the specified risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

     You should keep these risk factors in mind when you read "forward-looking" statements elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. These are statements that relate to our expectations for future events and time periods. Generally, the words, "anticipate," "expect," "intend" and similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements. See "Forward-Looking Statements" on page 11.

Our Acquisitions May Not Perform as Anticipated

     We have completed many acquisitions of self-storage facilities since our initial public offering of common stock in June 1995. Our strategy is to continue to grow by acquiring additional self-storage facilities. Acquisitions entail risks that investments will fail to perform in accordance with our expectations and that our judgments with respect to the prices paid for acquired self-storage facilities and the costs of any improvements required to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate. Acquisitions also involve general investment risks associated with any new real estate investment.

We May Incur Problems with Our Real Estate Financing

     Unsecured Credit Facility.  We have a line of credit with a syndicate of financial institutions, which are our "lenders." This unsecured credit facility is recourse to us and the required payments are not reduced if the economic performance of any of the properties declines. The unsecured credit facility limits our ability to make distributions to our shareholders, except in limited circumstances. If there is an event of default, our lenders may seek to exercise their rights under the unsecured credit facility, which could have a material adverse effect on us and our ability to make expected distributions to shareholders and distributions required by the real estate investment trust provisions of the Internal Revenue Code of 1986, which we refer to as the "Code."

     Rising Interest Rates.  Indebtedness that we incur under the unsecured credit facility bears interest at a variable rate. Accordingly, increases in interest rates could increase our interest expense, which would reduce our cash available for distribution and our ability to pay expected distributions to our shareholders. We manage our exposure to rising interest rates using interest rate swaps and other available mechanisms. If the amount of our indebtedness bearing interest at a variable rate increases, our unsecured credit facility may require us to use those arrangements.

     Refinancing May Not Be Available.  It may be necessary for us to refinance our unsecured credit facility through additional debt financing or equity offerings. If we were unable to refinance this indebtedness on acceptable terms, we might be forced to dispose of some of our self-storage facilities upon disadvantageous terms, which might result in losses to us and might adversely affect the cash available for distribution. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancings, our interest expense would increase, which would adversely affect our cash available for distribution and our ability to pay expected distributions to shareholders.

Our Debt Levels May Increase

     Our Board of Directors currently has a policy of limiting the amount of our debt at the time of incurrence to less than 50% of the sum of the market value of our issued and outstanding common stock and preferred  stock plus the amount of our debt at the time that debt is incurred.  However, our organizational documents do not contain any limitation on the amount of indebtedness we might incur. Accordingly, our Board of Directors could alter or eliminate the current policy limitation on borrowing without a vote of our shareholders. We could become highly leveraged if this policy were changed. However, our ability to incur debt is limited by covenants in our bank credit arrangements and in our securities purchase agreement with holders of our Series C preferred stock.

We Are Subject to the Risks Posed by Fluctuating Demand and Significant Competition in the Self-Storage Industry

     Our self-storage facilities are subject to all operating risks common to the self-storage industry. These risks include but are not limited to the following:

•	Decreases in demand for rental spaces in a particular locale;

•	Changes in supply of, or demand for, similar or competing self-storage facilities in an area;

•	Changes in market rental rates; and

•	Inability to collect rents from customers.

     Our current strategy is to acquire interests only in self-storage facilities. Consequently, we are subject to risks inherent in investments in a single industry. Our self-storage facilities compete with other self-storage facilities in their geographic markets. As a result of competition, the self-storage facilities could experience a decrease in occupancy levels and rental rates, which would decrease our cash available for distribution. We compete in operations and for acquisition opportunities with companies that have substantial financial resources. Competition may reduce the number of suitable acquisition opportunities offered to us and increase the bargaining power of property owners seeking to sell. The self-storage industry has at times experienced overbuilding in response to perceived increases in demand. A recurrence of overbuilding might cause us to experience a decrease in occupancy levels, limit our ability to increase rents and compel us to offer discounted rents.

Our Real Estate Investments Are Illiquid and Are Subject to Uninsurable Risks and Government Regulation

     General Risks.  Our investments are subject to varying degrees of risk generally related to the ownership of real property. The underlying value of our real estate investments and our income and ability to make distributions to our shareholders are dependent upon our ability to operate the self-storage facilities in a manner sufficient to maintain or increase cash available for distribution. Income from our self-storage facilities may be adversely affected by the following factors:

•	Changes in national economic conditions;

•	Changes in general or local economic conditions and neighborhood characteristics;

•	Competition from other self-storage facilities;

•	Changes in interest rates and in the availability, cost and terms of mortgage funds;

•	The impact of present or future environmental legislation and compliance with environmental laws;

•	The ongoing need for capital improvements, particularly in older facilities;

•	Changes in real estate tax rates and other operating expenses;

•	Adverse changes in governmental rules and fiscal policies;

•	Uninsured losses resulting from casualties associated with civil unrest, acts of God, including natural disasters, and acts of war;

•	Adverse changes in zoning laws; and

•	Other factors that are beyond our control.

     Illiquidity of Real Estate May Limit its Value.  Real estate investments are relatively illiquid. Our ability to vary our portfolio of self-storage facilities in response to changes in economic and other conditions is limited. In addition, provisions of the Code may limit our ability to profit on the sale of self-storage facilities held for fewer than four years. We may be unable to dispose of a facility when we find disposition advantageous or necessary and the sale price of any disposition may not equal or exceed the amount of our investment.

     Uninsured and Underinsured Losses Could Reduce the Value of our Self Storage Facilities.  Some losses, generally of a catastrophic nature, that we potentially face with respect to our self-storage facilities may be uninsurable or not insurable at an acceptable cost. Our management uses its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to acquiring appropriate insurance on our investments at a reasonable cost and on suitable terms. These decisions may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a property after it has been damaged or destroyed. Under those circumstances, the insurance proceeds received by us might not be adequate to restore our economic position with respect to a particular property.

     Possible Liability Relating to Environmental Matters.  Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in that property. Those laws often impose liability even if the owner or operator did not cause or know of the presence of hazardous or toxic substances and even if the storage of those substances was in violation of a tenant's lease. In addition, the presence of hazardous or toxic substances, or the failure of the owner to address their presence on the property, may adversely affect the owner's ability to borrow using that real property as collateral. In connection with the ownership of the self-storage facilities, we may be potentially liable for any of those costs.

     Americans with Disabilities Act.  The Americans with Disabilities Act of 1990, or ADA, generally requires that buildings be made accessible to persons with disabilities. A determination that we are not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. If we were required to make modifications to comply with the ADA, our results of operations and ability to make expected distributions to our shareholders could be adversely affected.

There Are Limitations on the Ability to Change Control of Sovran

     Limitation on Ownership and Transfer of Shares.  To maintain our qualification as a REIT, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code. To limit the possibility that we will fail to qualify as a REIT under this test, our Amended and Restated Articles of Incorporation include ownership limits and transfer restrictions on shares of our stock. Our Articles of Incorporation limit ownership of our issued and outstanding stock by any single shareholder to 9.8% of the aggregate value of our outstanding stock, except that the ownership by some of our shareholders is limited to 15%.

     These ownership limits may

•	Have the effect of precluding an acquisition of control of Sovran by a third party without consent of our Board of Directors even if the change in control would be in the interest of shareholders; and

•
Limit the opportunity for shareholders to receive a premium for shares of our common stock they hold that might otherwise exist if an investor were attempting to assemble a block of common stock in excess of 9.8% or 15%, as the case may be, of the outstanding shares of our stock or to otherwise effect a change in control of Sovran.

Our Board of Directors may waive the ownership limits if it is satisfied that ownership by those shareholders in excess of those limits will not jeopardize our status as a REIT under the Code or in the event it determines that it is no longer in our best interests to be a REIT. Waivers have been granted to the holders of our Series C preferred stock, FMR Corporation and Cohen & Steers, Inc. A transfer of our common stock and/or preferred stock to a person who, as a result of the transfer, violates the ownership limits may not be effective under some circumstances.

     Other Limitations.  Other limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of our outstanding common stock might receive a premium for their shares of our common stock that exceeds the then prevailing market price or that those holders might believe to be otherwise in their best interest. The issuance of additional shares of preferred stock could have the effect of delaying or preventing a change in control of Sovran even if a change in control were in the shareholders' interest. In addition, the Maryland General Corporation Law, or MGCL, imposes restrictions and requires that specified procedures with respect to the acquisition of stated levels of share ownership and business combinations, including combinations with interested shareholders. These provisions of the MGCL could have the effect of delaying or preventing a change in control of Sovran even if a change in control were in the shareholders' interest. Waivers and exemptions have been granted to the initial purchasers of our Series C preferred stock in connection with these provisions of the MGCL. In addition, under the operating partnership's agreement of limited partnership, in general, we may not merge, consolidate or engage in any combination with another person or sell all or substantially all of our assets unless that transaction includes the merger or sale of all or substantially all of the assets of the operating partnership, which requires the approval of the holders of 75% of the limited partnership interests thereof. If we were to own less than 75% of the limited partnership interests in the operating partnership, this provision of the limited partnership agreement could have the effect of delaying or preventing us from engaging in some change of control transactions.

Our Failure to Qualify as a REIT Would Have Adverse Consequences

     We intend to operate in a matter that will permit us to qualify as a REIT under the Code. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. Continued qualification as a REIT depends upon our continuing ability to meet various requirements concerning, among other things, the ownership of our outstanding stock, the nature of our assets, the sources of our income and the amount of our distributions to our shareholders.

     In addition, a REIT is limited with respect to the services it can provide for its tenants.  We have provided certain conveniences for our tenants, including property insurance underwritten by a third party insurance company that pays us commissions.  We believe the insurance provided by the insurance company would not constitute a prohibited service to our tenants.  No assurances can be given, however, that the IRS will not challenge our position. If the IRS successfully challenged our position, our qualification as a REIT could be adversely affected.

     If we were to fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for distributions to shareholders in computing our taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, we also would be ineligible for qualification as a REIT for the four taxable years following the year during which our qualification was lost. As a result, distributions to the shareholders would be reduced for each of the years involved. Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause our Board of Directors to revoke our REIT election.

Market Interest Rates May Influence the Price of Our Common Stock

     One of the factors that may influence the price of our common stock in public trading markets or in private transactions is the annual yield on our common stock as compared to yields on other financial instruments. An increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the price of our common stock.

Regional Concentration of Our Business May Subject Us to Economic Downturns in the States of Texas and Florida.

     As of September 30, 2006, 129 of our 326 self-storage facilities are located in the states of Texas and Florida. For the nine months ended September 30, 2006, these facilities accounted for approximately 43.5% of our total revenues. This concentration of business in Texas and Florida exposes us to potential losses resulting from a downturn in the economies of those states. If economic conditions in those states deteriorate, we may experience a reduction in existing and new business, which may have an adverse effect on our business, financial condition and results of operations.

Changes in Taxation of Corporate Dividends May Adversely Affect the Value of Our Common Stock

     The maximum marginal rate of tax payable by domestic noncorporate taxpayers on dividends received from a regular "C" corporation under current law is 15% through 2010, as opposed to higher ordinary income rates. The reduced tax rate, however, does not apply to distributions paid to domestic noncorporate taxpayers by a REIT on its stock, except for certain limited amounts. Although the earnings of a REIT that are distributed to its stockholders generally remain subject to less federal income taxation than earnings of a non-REIT "C" corporation that are distributed to its stockholders net of corporate-level income tax, legislation that extends the application of the 15% rate to dividends paid after 2010 by "C" corporations could cause domestic noncorporate investors to view the stock of regular "C" corporations as more attractive relative to the stock of a REIT, because the dividends from regular "C" corporations would continue to be taxed at a lower rate while distributions from REITs (other than distributions designated as capital gain dividends) are generally taxed at the same rate as the individual's other ordinary income.

Terrorist Attacks and the Possibility of Armed Conflict May Have an Adverse Effect on Our Business, Financial Condition and Operating Results and Could Decrease the Value of Our Assets

     Terrorist attacks and other acts of violence or war, such as those that took place on September 11, 2001, or the recent war with Iraq, could have a material adverse effect on our business and operating results. There may be further terrorist attacks against the United States. Attacks or armed conflicts that directly impact one or more of our properties could significantly affect our ability to operate those properties and, as a result, impair our ability to achieve our expected results. Furthermore, we may not have insurance coverage for losses caused by a terrorist attack. That insurance may not be available or, if it is available and we decide, or are required by our lenders, to obtain terrorism coverage, the cost for the insurance may be significant in relationship to the risk covered. In addition, the adverse effects terrorist acts and threats of future attacks could have on the U.S. economy could similarly have a material adverse effect on our business, financial condition and results of operations. Finally, further terrorist acts could cause the United States to enter into armed conflict, which could further impact our business, financial and operating results.

FORWARD-LOOKING STATEMENTS

     We make statements in this and the documents incorporated by reference that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our statements regarding anticipated growth in our business and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as "believes," "expects,' "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	the effect of competition from new self-storage facilities, which may cause rents and occupancy rates to decline;

•	our ability to evaluate, finance and integrate acquired businesses into our existing business and operations;

•	our ability to form joint ventures and sell existing properties to those joint ventures;

•	our ability to effectively compete in the industry in which we do business;

•	our existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms;

•	interest rates may fluctuate, impacting costs associated with our outstanding floating rate debt;

•	our ability to successfully extend our truck leasing program and Dri-Guard(SM) product roll-out;

•	our reliance on our call center;

•	our cash flow may be insufficient to meet required payments of principal and interest; and

•	tax law changes that may change the taxability of future income.

     While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these and other factors that could impact our future results, performance or transactions, see the sections entitled "Risk Factors" in this prospectus and any applicable prospectus supplement, in our Annual Report on Form 10-K for the year ended December 31, 2005, and our other filings we make with the SEC from time to time.

USE OF PROCEEDS

     We are required by the terms of the partnership agreement of our operating partnership to invest the net proceeds of any sale of our common stock in the operating partnership in exchange for additional units of limited partnership of the operating partnership. Unless we specify otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of common stock by us for one or more of the following: repayment of indebtedness, acquisition of new self-storage facilities, maintenance and improvement of currently owned facilities and general corporate purposes. We will not receive proceeds from the sale of common stock by persons other than us.

DESCRIPTION OF STOCK
General

     Our stock consists of:

•	100 million shares of common stock authorized, of which 18,090,066 were outstanding on September 30, 2006;

•	10 million shares of preferred stock authorized, including the following series designated by our Board as of September 30, 2006:

	•	1,700,000 shares of Series B preferred stock, none of which were outstanding on September 30, 2006;

	•	1,200,000 shares of Series C preferred stock, all of which were outstanding on September 30, 2006; and

	•	250,000 shares of Series A preferred stock, none of which were outstanding on September 30, 2006.

For more detail about our stock, you should refer to our Amended and Restated Articles of Incorporation and Bylaws, which have been filed as exhibits to our filings with the SEC. In addition, for a discussion of limitations on the ownership and transfer of our stock, you should refer to the sections entitled "Risk Factors" on page 6 of this prospectus and incorporated into this prospectus by reference to our most recent Annual Report on Form 10-K, and "Restrictions on Transfer/Ownership Limits" beginning on page 17 of this prospectus.

Common Stock

General

     Subject to the preferential rights of any other shares or series of stock, holders of shares of common stock are entitled to receive dividends on those shares if, as and when authorized by our Board of Directors and declared by us out of assets legally available therefor and to share ratably in the assets legally available for distribution to shareholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities.

     Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of members of our Board of Directors. Except as provided with respect to any other class or series of stock, the holders of shares of our common stock possess the exclusive voting power. There is no cumulative voting in the election of members of our Board of Directors, which means that the holders of a majority of our outstanding common stock can elect all of the members of our Board of Directors then standing for election, and the holders of the remaining shares of our common stock will not be able to elect any members of our Board of Directors.

     Holders of shares of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

     We furnish shareholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

     All shares of our common stock have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

     Pursuant to the MGCL, a corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all of the votes to be cast on the matter, is set forth in the corporation's articles of incorporation. Our Amended and Restated Articles of Incorporation do not provide for a lesser percentage in those situations.

     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

Shareholder Rights Plan

     Our shareholder rights plan, commonly referred to as a poison pill, expired in accordance with its terms on November 27, 2006. While our Board of Directors has decided not to renew the plan at this time, we could adopt a similar plan in the future.

Preferred Stock

Series C Preferred Stock

     During 2002, we issued 2,800,000 shares of our Series C preferred stock, 1,600,000 of which we have since repurchased and 1,200,000 of which remain outstanding. The Articles Supplementary to our Amended and Restated Articles of Incorporation establishing the Series C preferred stock sets forth the rights, privileges and preferences of that stock. Shares of our Series C preferred stock are on a parity with shares of our Series B preferred stock.

     Shares of our Series C preferred stock are entitled to a liquidation preference equal to the greater of

•	$25 per share plus all accrued and unpaid dividends to the date of liquidation, and

•
The amount the holder of shares of our Series C preferred stock would have received if those shares of Series C preferred stock were converted into shares of our common stock immediately prior to the liquidation, dissolution or winding up.

     Dividends on shares of our Series C preferred stock accrue quarterly and are equal to the greater of the dividends payable on shares of our common stock into which outstanding shares of our Series C preferred stock are then convertible, or 8.375% of the liquidation preference, or $2.09 per share, each year. Covenants in a securities purchase agreement with the holders of our Series C preferred stock provide that, if we fail to

•	Limit our ratio of total indebtedness to market capitalization to 70%,

•
Limit our ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to fixed charges (consisting of total interest expense and dividends on our preferred stock), to 1.75 to 1.0, or

•	Maintain a rating on our Series C preferred stock,

then outstanding shares of our Series C preferred stock will accrue dividends at a rate of the greater of the dividends payable on the shares of our common stock into which those shares Series C preferred stock are then convertible, or 8.875% per year. If we fail to pay the full redemption price on redemption of outstanding shares of our Series C preferred stock or the full repurchase price on repurchase of outstanding shares of our Series C preferred stock, both in accordance with the securities purchase agreement, shares of our Series C preferred stock will accrue dividends at a rate of the greater of the dividends payable on the shares of our common stock into which those shares of our Series C preferred stock are convertible, or 10.875% per year.  If we fail to fulfill any of the covenants listed above and fail to make any payments described in the preceding sentence, then outstanding shares of our Series C preferred stock will accrue dividends at a rate of the greater of the dividends payable on the shares of our common stock into which those shares of our Series C preferred stock are convertible, or 11.375%, per year. On the occurrence of specified events resulting in a change of control of Sovran, shares of our Series C preferred stock will accrue dividends at a rate fixed at the greater of the dividends payable on the shares of our common stock into which those shares of our Series C preferred stock are convertible, or 9% above the yield on five-year treasury notes.

     Shares of our Series C preferred stock are redeemable at our option from and after November 30, 2007 at $25 per share plus accrued dividends. We may also redeem the shares of our Series C preferred stock on or after the first anniversary of their issuance in the event of change of control of Sovran. In the event of a change of control, the redemption price will be equal to $25.00 per share

•	Plus an amount equal to a 15% annual return on shares of our Series C preferred stock from July 3, 2002 until the date of redemption, compounded annually,

•	Less an amount equal to the sum of the aggregate amount of cash dividends previously paid or paid concurrently with the redemption,

•	Plus an amount equal to a 15% compound annual return on those cash dividends from the date of payment until the date of redemption.

Upon the occurrence of specified events, shares of our Series C preferred stock may be subject to mandatory repurchase at the option of the holders, which may be at a premium over the $25 stated value per share. Those events include a change of control, incurrence of indebtedness in excess of 65% of total value of Sovran's assets other than intangibles and accounts receivable, with real estate assets valued at their historical cost basis, a loss of REIT status and other events described in the Articles Supplementary that created the Series C preferred stock. The holders of shares of our Series C preferred stock, together with the holders of other classes of our preferred stock, also have the right to elect two directors to our Board of Directors in the event that the preferred dividends are in arrears for six quarters, whether consecutive or not.

     Shares of our Series C preferred stock are convertible at any time into shares of our common stock at a conversion price of $32.60 per share of our common stock, which is equivalent to a conversion rate of 0.76687 shares of common stock for each share of our Series C preferred stock, subject to adjustment upon events including the following:

•	The payment of dividends or distributions on shares of our stock in the form of shares of our common stock or securities convertible into shares of our common stock;

•	Subdivisions, combinations and reclassifications of shares of our common stock;

•
The issuance to all holders of shares of our common stock of certain rights, options or warrants entitling them to subscribe for or purchase shares of our common stock at a price per share less than the conversion price;

•
Distributions to all holders of shares of our common stock of evidences of indebtedness of Sovran or other assets, including securities, but excluding those dividends, distributions, rights, options and warrants referred to above and customary dividends and distributions paid in cash on shares of our common stock;

•	Tender or exchange offers involving payment of consideration per shares of our common stock in excess of the conversion price; and

•	The issuance of shares of our common stock, or securities convertible or exchangeable into shares of our common stock, for $29.00 or less per share, subject to adjustment.

     In addition, we will be permitted to make those reductions in the conversion price as we consider to be advisable in order that any share dividends, subdivision or combination of shares, reclassification of shares, distribution of rights or warrants or distribution of other assets will not be taxable to the holders of shares of our common stock.

     No adjustment of the conversion price is required to be made in any case until cumulative adjustments amount to 1% or more of the conversion price. Any adjustments not required to be made will be carried forward and taken into account in subsequent adjustments.

     If we are a party to any transaction, such as a merger, consolidation, statutory share exchange, tender offer for all or substantially all shares of our common stock or sale of all or substantially all of our assets, as a result of which shares of our common stock will be converted into the right to receive shares, securities or other property, each share of our Series C preferred stock, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of shares, securities and other property receivable upon the consummation of that transaction by a holder of the number of shares of our common stock into which one share of our Series C preferred stock was convertible immediately prior to that transaction. We may not become a party to any transaction unless the terms thereof are consistent with the foregoing provisions.

Terms of New Series of Preferred Stock

     Our Amended and Restated Articles of Incorporation authorize our Board of Directors to establish one or more additional series of preferred stock and to determine, with respect to any such series, the terms of the preferred stock including:

•	The title and stated value of the preferred stock;

•	The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	The dividend rates, periods and payment dates or methods of calculation of these amounts for the preferred stock;

•	The date from which dividends on the preferred stock will accumulate, if applicable;

•	The procedures for any auction and remarketing, if any, for the preferred stock;

•	Any provision for a sinking fund for the preferred stock;

•	Any provision for redemption of the preferred stock;

•	Any listing of the preferred stock on a securities exchange;

•	The terms and conditions upon which the preferred stock will be convertible into Common Stock, including the conversion price or the manner in which the conversion price will be calculated;

•	Any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

•	The relative ranking and preference of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of affairs of Sovran;

•
Any limitations on issuance of any series of preferred stock ranking senior to or on a parity with that series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Sovran; and

•	Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT.

RESTRICTIONS ON TRANSFER/OWNERSHIP LIMITS

     For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals, which is defined in the Code to include some entities, during the last half of a taxable year. We refer to this requirement as the "five or fewer test." Also, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Our Amended and Restated Articles of Incorporation contain restrictions on the ownership and transfer of shares of our stock intended to ensure compliance with these requirements. Subject to exceptions described below, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, shares of our stock in excess of 9.8% of the aggregate value of our outstanding stock. We refer to this limit as the "ownership limit." Under the Code, some entities will be disregarded for purposes of the five or fewer test, and the beneficial owners of those entities will be counted as holders of our stock. Those entities include pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, corporations, trusts and partnerships. Our Amended and Restated Articles of Incorporation limit these entities to holdings of no more than 15% of the aggregate value of Sovran's shares of stock. We refer to this limit as the "look-through ownership limit." Any transfer of shares of our stock or any security convertible into shares of our stock that would create a direct or indirect ownership of shares of our stock in excess of the ownership limit or the look-through ownership limit or that would result in our disqualification as a REIT, including any transfer that results in the shares of stock being owned by fewer than 100 persons or results in us being "closely held" within the meaning of Section 856(h) of the Code, is deemed to be null and void, and the intended transferee will acquire no rights to the shares of our stock. These restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to continue to qualify as a REIT. Our Board of Directors may waive the ownership limit or the look-through ownership limit if it is provided with evidence satisfactory to it and our tax counsel is presented that the changes in ownership will not then or in the future jeopardize our REIT status. Waivers have been granted to the initial holders of our Series C preferred stock, FMR Corporation and Cohen & Steers, Inc.

     Stock owned, or deemed to be owned, or transferred to a shareholder in excess of the ownership limit or the look-through ownership limit or that causes Sovran to be treated as "closely-held" under Section 856(h) of the Code or is otherwise not permitted as provided above, will be designated shares in trust. Shares in trust will be transferred, by operation of law, to a person unaffiliated with us that is designated by our Board of Directors as trustee of a trust for the benefit of one or more charitable organizations. We refer to this trust as the "share trust." While shares in trust are held in the share trust

•	The shares in trust will remain issued and outstanding shares of our common or preferred stock and will be entitled to the same rights and privileges as all other shares of the same class or series,

•
The trustee will receive all dividends and distributions on the shares in trust for the share trust and will hold those dividends or distributions in trust for the benefit of one or more designated charitable beneficiaries, and

•	The trustee will vote all shares in trust.

     Any vote cast by the proposed transferee in respect of the shares in trust prior to our discovery that those shares have been transferred to the share trust will be rescinded and will be treated as if it had never been given. Any dividend or distribution paid to a proposed transferee or owner of shares in trust prior to our discovery that those shares have been transferred to the share trust will be required to be repaid upon demand to the trustee for the benefit of one or more charitable beneficiaries.

     The trustee may, at any time the shares in trust are held in the share trust, transfer the interest in the share trust representing the shares in trust to any person whose ownership of the shares of stock designated as shares in trust would not violate the ownership limit or the look-through ownership limit, or otherwise result in our disqualification as a REIT, and provided that the permitted transferee purchases those shares for valuable consideration. Upon that sale, the proposed original transferee will receive the lesser of

•
The price paid by the original transferee shareholder for the shares of stock that were transferred to the share trust, or if the original transferee shareholder did not give value for those shares, the average closing price for the ten days immediately preceding that gratuitous transfer of the class of shares of those shares in trust, and

•	The price received by the trustee from that sale.

Any amounts received by the trustee in excess of the amounts paid to the proposed transferee will be distributed to one or more charitable beneficiaries of the share trust.

     If the transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of shares held in the share trust may be deemed, at our option, to have acted as our agent in acquiring the shares in trust and to hold the shares in trust on our behalf.

     In addition, we have the right, for a period of 90 days during the time any shares of shares in trust are held by the trustee, to purchase all or any portion of the shares in trust from the share trust at the lesser of

•
The price initially paid for those shares by the original transferee-shareholder, or if the original transferee-shareholder did not give value for those shares, the average closing price for the five days immediately preceding that gratuitous transfer of the class of shares of those shares in trust, and

•	The average closing price of the class of shares of those shares in trust for the five trading days immediately preceding the date we elect to purchase those shares.

The 90-day period begins on date of the violative transfer if the original transferee-shareholder gives notice to us of the transfer or, if no notice is given, the date our Board of Directors determines that a violative transfer has been made.

     All certificates representing shares of our stock bear a legend referring to the restrictions described above.

     Each person who owns, or is deemed to own, more than 5% of the value or number of shares of our outstanding stock must give written notice to us of the name and address of the owner, the number of shares of outstanding stock owned and a description of how those shares are held. Also, each shareholder must upon demand disclose to us in writing any information with respect to the direct, indirect and constructive ownership of stock as our Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine such compliance.

     The ownership limit and the look-through ownership limit could delay, defer or prevent a transaction or change in control of our company that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF
OUR CHARTER AND BYLAWS

     The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL, our Amended and Restated Articles of Incorporation, or charter, and our Bylaws. Our charter and Bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Removal of Directors

     Our charter provides that a director may be removed only for cause (as defined in the charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Business Combinations

     Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the corporation's shares; or

•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

     A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

     After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

     These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

     The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combination involving the initial purchasers of our Series C preferred stock. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of them. As a result, the initial purchasers of our Series C preferred stock may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

     The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

     Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

     Our Bylaws contain a provision exempting from the control share acquisition statute the sale of our Series C Preferred Stock to the initial purchasers.

Amendment to the Charter

     Our charter may be amended only by the affirmative vote of the holders of not less than two thirds of all of the votes entitled to be cast on the matter.

Dissolution of the Company

     The dissolution of our Company must be approved by the affirmative vote of the holders of not less than two thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

     Our Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the Board of Directors or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the Bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the Board of Directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by the Board of Directors, or (iii) provided that the Board of Directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Bylaws.

Subtitle 8

     Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934 and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board,

•	a two-thirds vote requirement for removing a director,

•	a requirement that the number of directors be fixed only by vote of the directors,

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, and

•	a majority requirement for the calling of a special meeting of stockholders.

     Through provisions in our charter and Bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from the board, and (b) vest in the board the exclusive power to fix the number of directorships.

Anti-takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

     The business combination provisions and the control share acquisition provisions of Maryland law, the provisions of our charter regarding removal of directors, and the advance notice provisions of our Bylaws could delay, defer or prevent a transaction or a change in control of Sovran that might involve a premium price for holders of our common stock or otherwise be in their best interest.

FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of material federal income tax considerations regarding the offered securities. The following discussion describes the material federal income tax consequences relating to the taxation of us as a REIT and the acquisition, ownership and disposition of our common shares. For purposes of this section under the heading "Federal Income Tax Considerations," references to "we," "our" and "us" mean only Sovran Self Storage, Inc. and not its subsidiaries or other lower-tier entities or predecessor, except as otherwise indicated. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. The Code provisions governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated under the Code, and the administrative and judicial interpretations of the Code.

     This summary is based upon the Code, the regulations promulgated by the Treasury Department, or the Treasury regulations, current administrative interpretations and practices of the Internal Revenue Service, or IRS, (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that our operation and the operation of our subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with applicable organizational documents and agreements. This summary does not purport to discuss all aspects of federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances, or to shareholders subject to special tax rules, such as:

•	expatriates;

•	persons who mark-to-market our common shares;

•	subchapter S corporations;

•	U.S. shareholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our common shares through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common shares as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us; and, except to the extent discussed below;

•	tax-exempt organizations; and

•	non-U.S. shareholders (as defined below).

     This summary assumes that shareholders will hold our common shares as capital assets, which generally means as property held for investment.

     THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON SHARES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON SHARES TO ANY PARTICULAR SHAREHOLDER WILL DEPEND ON THE SHAREHOLDER'S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON SHARES.

Taxation of Sovran

     We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1995. We believe we have been organized and have operated in a manner which qualified for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1995. We intend to continue to operate in this manner. However, our qualification and taxation as a REIT depend upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code. Accordingly, there is no assurance that we have operated or will continue to operate in a manner that will allow us to remain qualified as a REIT. Furthermore, legislative, administrative or judicial action may change, perhaps retroactively, the anticipated income tax treatment described in this prospectus. It is possible that we may be unable to meet those changed requirements. The law firm of Phillips Lytle LLP has acted as our tax counsel since our initial public offering in 1995. In the opinion of Phillips Lytle LLP, we have been organized in conformity with the requirements for qualification as a REIT beginning with its taxable year ending December 31, 1995, and our method of operation as described in this prospectus and as represented by us will enable us to continue to meet the requirements for REIT qualification. This opinion is based on various assumptions and factual representations and covenants made by our management regarding our organization, assets, the present and future conduct of our business operations, the fair market value of our investments in taxable REIT subsidiaries and other items regarding our ability to meet the various requirements for qualification as a REIT, and Phillips Lytle LLP assumes that such representations and covenants are accurate and complete. REIT qualification depends upon our ability to meet the various requirements imposed under the Code through actual operating results, as discussed below. Phillips Lytle LLP will not review these operating results, and no assurance can be given that actual operating results will meet these requirements. The opinion of Phillips Lytle LLP is not binding on the IRS. In addition, the opinion of Phillips Lytle LLP is also based upon existing law, Treasury regulations, currently published administrative positions of the IRS and judicial decisions, which are subject to change either prospectively or retroactively.

Taxation of REITS in General

     In any year in which we qualify as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that is currently distributed to shareholders.  The REIT provisions of the Code generally allow a REIT to deduct distributions paid to its shareholders.  Shareholders generally will be subject to taxation on dividends (other than designated capital gain dividends and "qualified dividend income") at rates applicable to ordinary income, instead of at lower capital gain rates.  Qualification for taxation as a REIT enables the REIT and its shareholders to substantially eliminate the "double taxation" (that is, taxation at both the corporate and shareholder levels) that generally results from an investment in a regular corporation. Regular corporations (non-REIT "C" corporations) generally are subject to federal corporate income taxation on their income and shareholders of regular corporations are subject to tax on any dividends that they receive. Currently shareholders of non-REIT "C" corporations who are taxed at individual rates generally are taxed on dividends they receive at capital gains rates, which for individuals are lower than ordinary income rates, and corporate shareholders of non-REIT "C" corporations receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. Income earned by a REIT and distributed currently to its shareholders generally will be subject to lower aggregate rates of federal income taxation than if such income were earned by a non-REIT "C" corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to the income tax at rates applicable to those shareholders.

     For the tax years through 2010, shareholders who are individual U.S. shareholders (as defined below) are taxed on corporate dividends at a maximum federal income tax rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. shareholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which are currently subject to a maximum federal income tax rate of 35% through 2010.

     Even if we qualify as a REIT, however, we will be subject to federal income tax in the following respects:

•	We will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains.

•	Under certain circumstances, we may be subject to the "alternative minimum tax" as a consequence of our items of tax preference, if any.

•
If we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on that income.

•
If we have net income from prohibited transactions, which are in general certain sales or other disposition of property other than foreclosure property held primarily for sale to customers in the ordinary course of business, that income will be subject to a 100% tax.

•
If we should fail to satisfy either the 75% or 95% gross income test, which are discussed below, but have nonetheless maintained our qualification as a REIT because other requirements have been met, we will be subject to a 100% tax on the net income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by a fraction intended to reflect our profitability.

•
If we fail to satisfy any of the REIT asset tests, as described below, by larger than a de minimis amount, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.

•
If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause and not due to willful neglect, we may maintain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

•
If we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for that year, (ii) 95% of our REIT capital gain net income for that year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distributions over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior years), plus (y) retained amounts on which income tax is paid at the corporate level.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholder, as described below.

•
A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us, our tenants and/or our "taxable REIT subsidiary" (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•
If we acquire any assets from a non-REIT "C" corporation in a carry over basis transaction that have a fair market value at the time we acquire those assets in excess of their adjusted tax basis and dispose of them within ten years of our acquisition of them (in each case, we refer to the excess as "built-in gains"), then, to the extent of the built-in gain, this gain will be subject to a tax at the highest regular corporate rate.

•
We may elect to retain and pay income tax on our net long-term capital gain. In that case, a shareholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed to credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder's basis in our common shares.

•
We may have subsidiaries or own interests in other lower-tier entities that are "C" corporations, including our taxable REIT subsidiaries, the earnings of which will be subject to federal corporate income tax.

     If we are subject to taxation on our REIT taxable income or subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis from a non-REIT "C" Corporation, some of the dividends we pay to our shareholders during the following year may be subject to tax at the reduced capital gains rate, rather than at ordinary income rates. See "— Taxation of Our U.S. Shareholders" beginning on page 36.

     In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REIT in the same manner that they are treated for federal income tax purposes, and our subsidiaries that are not subject to federal income tax may have to pay state and local income taxes, because not all states and localities treat these entities in the same manner as they are treated for federal income tax purposes. Moreover, each of our taxable REIT subsidiaries (as further described below) is subject to federal corporate income tax on its net income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

     To qualify as a REIT, we must meet the requirements, discussed below, relating to our organization, sources of income, nature of assets and distributions of income to shareholders. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

(4)	that is neither a financial institution nor an insurance company subject to specified provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)
at all times during the last half of each taxable year, not more than 50% in value of the outstanding shares of which are owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals;

(7)
that makes an election to be taxable as a REIT, or has made this election for a previous taxable year that has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status; and

(8)	that meets other tests, described below, regarding the nature of its income and assets.

     The Code provides that conditions (1) through (4) above must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) above, which we refer to as the "100 shareholder" and "five or fewer" requirements, do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. For purposes of condition (6), an "individual" generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

     To monitor compliance with condition (6) above, a REIT is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and do not know, or by exercising reasonable diligence, would not have known, of a failure to meet the condition (6) above, then we will be treated as having met the condition.

     Prior to the closing of our initial public offering in 1995, we did not satisfy several of the conditions above. Our initial public offering allowed us to satisfy the 100 shareholder and five or fewer requirements. We believe that we have been organized, have operated and have issued sufficient shares of beneficial ownership with sufficient diversity of ownership to allow us to satisfy the above conditions. In addition, our organizational documents contain restrictions regarding the transfer of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. The ownership restrictions in our Amended and Restated Articles of Incorporation and bylaws generally prohibit the actual or constructive ownership of more than 9.8% of the aggregate value of our outstanding stock, unless an exception is established by the Board of Directors. The restrictions provide that if, at any time, for any reason, those ownership limitations are violated or more than 50% in value of our outstanding stock otherwise would be considered owned by five or fewer individuals, than a number of shares of stock necessary to cure the violation will automatically and irrevocably be transferred from the person causing the violation to a trust for the benefit of designated charitable beneficiaries. See "Restrictions on Transfer/Ownership Limits" beginning on page 17.

     The REIT protective provisions of our organizational documents are modeled after certain arrangements that the IRS has ruled in private letter rulings will preclude a REIT from being considered to violate the ownership restrictions so long as the arrangements are enforceable as a matter of state law and the REIT seeks to enforce them as and when necessary. There can be no assurance, however, that the IRS might not seek to take a different position concerning us (a private letter ruling is legally binding only as to the taxpayer to whom it was issued and we have not sought a private ruling on this issue) or contend that we failed to enforce these various arrangements. Accordingly, there can be no assurance that these arrangements necessarily will preserve our REIT status. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

     To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. As a result of our formation in 1995 we succeeded to tax attributes of a C-corporation, including any undistributed earnings and profits. We do not believe that we have acquired any undistributed non-REIT earnings and profits. However, there can be no assurance that the IRS would not contend otherwise on a subsequent audit.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Since we became a REIT in 1995, our taxable year has been the calendar year.

Effect of Subsidiary Entities

     Ownership of Partnership Interests.  In the case of a REIT that is a partner in partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets, and to earn its proportionate share of the partnership's gross income based on its pro rata share of capital interests in the partnership, for purposes of the asset and gross income tests applicable to REITs as described below. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share, based upon our percentage capital interest, of the assets and items of income of partnerships in which we own an equity interest (including our interest in the operating partnership and its equity interests in lower-tier partnerships), is treated as our assets and items of income for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold an equity interest in a partnership, the partnership's assets and operations may affect our ability to qualify as a REIT.

     In order to provide us with flexibility, we own the properties through the operating partnership or joint ventures owned by the operating partnership. As of September 30, 2006, we hold a 96.5% limited partnership interest in the operating partnership. As of September 30, 2006, Sovran Holdings Inc., our wholly-owned subsidiary, holds a 1.2% general partner interest in the operating partnership. Sovran Holdings, Inc. is a "qualified REIT subsidiary" as defined in Section 856(i) of the Code. A qualified REIT subsidiary is any corporation that is 100% owned by a REIT at all times during the period the subsidiary is in existence. Under Section 856(i) of the Code, a qualified REIT subsidiary is not treated as a separate corporation from the REIT, and all assets, liabilities, income, deductions, and credits of the qualified REIT subsidiary are treated as assets, liabilities and those items, as the case may be, of the REIT. Because Sovran Holdings, Inc. is a qualified REIT subsidiary, it is not subject to federal income tax, although it may be subject to state and local tax in some states.

     Taxable Subsidiaries.  A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a taxable REIT subsidiary. The separate existence of a taxable REIT subsidiary or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our shareholders.

     A REIT is not treated as holding the assets of a taxable REIT subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the shares issued by such a subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends, if any, that it receives from such. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a REIT does not include the assets and income of such taxable REIT subsidiary corporations in determining its compliance with the REIT requirements, such entities may be used by the REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-though subsidiaries.

     Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to appropriate levels of federal income taxation. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a taxable REIT subsidiary due to transactions between a REIT, its tenants and/or a taxable REIT subsidiary, that exceed the amount that would be paid to or deducted by a party in an arm's-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We and three of our corporate subsidiaries, Locke Sovran I

Manager, Inc., Locke Sovran II Manager, Inc. and Locke Leasing LLC, elected to have such subsidiaries taxed as taxable REIT subsidiaries for federal income tax purposes.

Income Tests

     To maintain qualification as a REIT, two gross income requirements must be satisfied annually. First, at least 75% of our gross income, excluding gross income from certain dispositions of property held primarily for sale to customers in the ordinary course of a trade or business, which we refer to as "prohibited transactions," for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property" and interest in certain circumstances, or from certain types of temporary investments. We refer to this requirement as the "75% test." Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from those real property investments and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. We refer to this requirement as the "95% test."

     Rents received or deemed to be received by us will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

(1)	The amount of rent generally must not be based in whole or in part on the income or profits of any person.

(2)
The Code provides that rents from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of that tenant, in which case we refer to the tenant as a "related party tenant."

(3)
If rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property."

(4)
For rents to qualify as "rents from real property," the REIT must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income. A REIT may, however, directly provide services with respect to its properties and the income will qualify as "rents from real property" if the services are "usually or customarily rendered" in connection with the rental of a room or other space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, a REIT may directly or indirectly provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such case, only the amounts for non-customary services are not treated as rents from real property. The rest of the rent will be qualifying income. If the impermissible tenant service income with respect to a property exceeds 1% of our total income from that property, than all of the income from that property will fail to qualify as rents from real property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, REITs are permitted to provide services to tenants or others through a taxable REIT subsidiary without disqualifying the rental income received from tenants for purposes of the REIT income tests.

Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we do not and do not intend to (a) charge rent that is based in whole or in part on the income or profits of any person; (b) derive rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents; or (c) receive rent from related party tenants.

     In the past, we allowed new tenants to use trucks without charge for a limited period of time as an inducement for the new tenants to lease space in our facilities. We have treated the rental of trucks as the rental of personal property in connection with the rental of real property. Generally, the 15% personal property test is applied on a lease by lease basis. However, the Treasury Regulations allow a REIT that rents all (or a portion of all) the units in a multiple unit project under substantially similar leases to apply the 15% test on an aggregate basis for the rents received under such substantially similar leases. All of our leases at each self storage property are substantially similar, except for the cost of the unit which varies by the size of the unit. We apply the 15% test on an aggregate basis at each of our facilities. There can be no assurance that the IRS will not successfully challenge our position that the lease of the trucks should be treated as the rental of personal property in connection with real property or our methodology for determining the portion of each lease attributable to personal property. If the IRS successfully challenged our position, we could have failed to satisfy the income tests. This could prevent us from qualifying as a REIT. See "Taxation of Sovran — Failure to Qualify" on page 33 or a discussion of the consequences if we fail to meet this test.

     We provide certain services with respect to the properties. We believe that the services provided by us are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants and, therefore, that the provision of those services will not cause rents received with respect to the properties to fail to qualify as rents from real property.

     We have previously earned a commission from a third party insurance company on personal property insurance sold to some of our tenants by such insurance company. We believe that the insurance contract provided by the insurance company is not a service provided by the insurance company and the commission we earn would not be impermissible tenant service income. If the IRS successfully challenged our position on this issue, all rents from a property would not qualify for purposes of the income tests if the commission income and any other impermissible tenant service income from that property exceeded 1% of the income from that property. This could cause us to fail the income test for such year. This could prevent us from qualifying as a REIT. See "Taxation of Sovran — Failure to Qualify" on page 33 or a discussion of the consequences if we fail to meet this test.

     We also earn management fees from our management of property (i) held by joint ventures in which we are investors and (ii) held by our taxable REIT subsidiary. For purposes of the gross income tests, income we earn from management fees generally constitutes nonqualifying income. Existing Treasury regulations do not address the treatment of management fees derived by a REIT from a partnership in which the REIT holds a partnership interest, but the IRS has issued a number of private letter rulings holding that the portion of the management fee that corresponds to the REIT's interest in the partnership in effect is disregarded in applying the 95% gross income test when the REIT holds a "substantial" interest in the partnership. We disregard the portion of management fees derived from the joint venture partnerships in which we are a partner that corresponds to our interest in these partnerships in determining the amount of our nonqualifying income. There can be no assurance, however, that the IRS would not take a contrary position with respect to us, either rejecting the approach set forth in the private letter rulings mentioned above or contending that our situation is distinguishable from those addressed in the private letter rulings. We do not anticipate that we will receive sufficient management fees to cause us to exceed the limit on nonqualifying income under the gross income tests. We will, however, monitor the level of fees that we receive relative to our gross income generally, and take actions to ensure that the receipt of such fees does not cause us to fail to satisfy either of the gross income tests.

     Our share of any dividends received from our corporate subsidiaries that are not "qualified REIT subsidiaries" (and from other corporations in which we own an interest) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We do not anticipate that we will receive sufficient dividends to cause us to exceed the limit on nonqualifying income under the 75% gross income test.

     "Interest" generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We have received interest payment from our taxable REIT subsidiary and our joint ventures that will constitute qualifying income for purposes of the 95% gross income test but not the 75% gross income test. We do not anticipate that these amounts of interest will affect our ability to qualify under the 75% test.

     If we fail to satisfy one or both of the 75% or 95% tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under specified provisions of the Code. These relief provisions will generally be available if our failure to meet these tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return, and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on that income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above, even if these relief provisions apply, a 100% tax would be imposed on the greater of the amount by which we fail either the 75% or 95% gross income test, multiplied by a fraction intended to reflect our profitability.

Asset Tests

     At the close of each calendar quarter we must also satisfy four tests relating to the nature of our assets. Under the first test, at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

    The second asset test is that the value of any one issuer's securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of taxable REIT subsidiaries held by us may not exceed 20% of the value of our gross assets.

     The 5% and 10% asset tests do not apply to securities of taxable REIT subsidiaries, qualified REIT subsidiaries or securities that are "real estate assets" for purposes of the 75% gross asset test described above.

     The 10% value test does not apply to certain "straight debt" and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT's interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership's gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT's interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.

     After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take those other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

     We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance with such tests on an ongoing basis. However, the values of some of our assets, including the securities of our taxable REIT subsidiaries, may not be precisely valued, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our assets do not meet the requirements of the REIT asset tests.
Annual Distribution Requirements

     To qualify as a REIT, we are required to make distributions, other than distributions of capital gain, to our shareholders in an amount at least equal to:

(a)	the sum of:

	•	90% of our "REIT taxable income," computed without regard to the dividends-paid deduction and our capital gain, and

	•	90% of our net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus

(b)	the sum of specified items of our non-cash income.

     These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, payable to shareholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and paid with or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

     In order for distributions to be counted towards our distribution requirement, and provide us with a tax deduction, they must not be "preferential dividends." A dividend is not a preferential dividend if it is pro rata among all shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

     To the extent that we distribute less than 100% of our net taxable income, we will be subject to federal income tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our shareholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our shareholders would then increase the adjusted basis of their shares in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

     If we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

     It is expected that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement.

However, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute any greater amount as may be necessary to avoid income and excise taxation, due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of that income and deduction of those expenses in arriving at our taxable income, or if the amount of nondeductible expenses, such as principal amortization or capital expenditures, exceed the amount of non-cash deductions. In the event that those timing differences occur, we may find it necessary to arrange for borrowings, if possible, in order to meet the distribution requirement.

     Under some instances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which dividends may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Prohibited Transactions

     Net income derived from a "prohibited transaction" is subject to a 100% tax. A "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives. However, whether property is held as inventory or primarily for sale to tenants in the ordinary course of a trade or business depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to tenants, or that certain safe-harbor provisions of the Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a taxable REIT subsidiary although such income will be subject to tax in the hands of the taxable REIT subsidiary at regular corporate income tax rates.

     A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includable in a property's basis made during the four-year period prior to disposition must not exceed 30% of the property's net sales price. The operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating and leasing the properties and to make occasional sales of the properties, including adjoining land, as are consistent with our and the operating partnership's investment objectives. No assurance can be given, however, that every property sale by the operating partnership will constitute a sale of property held for investment.

Foreclosure Properties

     Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test.  Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the gain would otherwise be treated as a prohibited transaction. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.

Hedging Transactions

     We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets, which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (but generally will constitute non-qualifying gross income for purposes of the 75% income test). To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT.

Failure to Qualify

     If we fail to qualify as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In that event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be "qualified dividend income," taxable as capital gains for non-corporate shareholders, and subject to limitations set forth in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be ineligible for qualification as a REIT for the four taxable years following the year during which our qualification was lost. It is not possible to state whether in all circumstances we would be entitled to statutory relief. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limit on that income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause.

Built-In Gain

     To the extent we held any asset that has built-in gain as of the first day of the first taxable year for which we qualified as a REIT (which was January 1, 1995), we may recognize a corporate level tax at the time we dispose of that asset. Treasury Regulations have been issued requiring a C corporation to recognize any net built-in gain that would have been realized if the corporation had liquidated at the end of the last taxable year before the taxable year in which it qualifies to be taxed as a REIT. However, instead of this immediate recognition rule, the regulations permit a REIT to elect to be subject to rule similar to rules applicable to S corporations with built-in gains under Section 1374 of the Code. Section 1374 of the Code generally provides that a corporation with appreciated assets that elects S corporation status will recognize a corporate level tax on the built-in gain if the S corporation disposes of the appreciated assets within a ten-year period commencing on the date on which the S corporation election was made. We elected to have rules similar to the rules of Section 1374 of the Code apply to us. For these purposes, the assets owned by us prior to becoming a REIT will be appreciated assets. If these assets had been disposed of within the ten-year period beginning on January 1, 1995, we would have recognized a corporate level tax on the built-in gain attributable to the disposed assets. We did not dispose of any of such assets at a gain within the ten-year period beginning January 1, 1995. In addition, if we were to acquire carry over basis assets from a "C" corporation, any excess of the fair market value of the assets over the carry over basis would also be built-in gain. To date, we have not acquired carry over basis assets from a C corporation, other than the assets owned when we became a REIT as of January 1, 1995.

Tax Aspects of the Operating Partnership

     Substantially all of our investments will be held indirectly through the operating partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by the operating partnership. See "Taxation of Sovran" beginning on page 23.

Entity Classification

     Our interests in the operating partnership involve special tax considerations, including the possibility of a challenge by the IRS of the status of the operating partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes. If the operating partnership were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In that situation, the character of our assets and items of gross income would change and preclude us from satisfying the asset tests and the income tests. See "Taxation of Sovran — Asset Tests" beginning on page 30 and "-Income Tests" beginning on page 28. This, in turn would prevent us from qualifying as a REIT. See "Taxation of Sovran — Failure to Qualify" on page 33 for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the operating partnership's status for U.S. federal income tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

     Treasury Regulations that apply for tax period beginning on or after January 1, 1997 provide that an "eligible entity" may elect to be taxed as a partnership for federal income tax purposes. An eligible entity is a domestic business entity not otherwise classified as a corporation and which has at least two members. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The operating partnership intends to claim classification as a partnership under these regulations.

     Even if the operating partnership is taxable as a partnership under these Treasury Regulations, it could be treated as a corporation for federal income tax purposes under the "publicly traded partnership" rules of Section 7704 of the Code. A publicly traded partnership is a partnership whose interests trade on an established securities market or are readily tradable on a secondary market, or the substantial equivalent thereof. While units of the operating partnership are not and will not be traded on an established trading market, there is some risk that the IRS might treat the units held by the limited partners of the operating partnership as readily tradable because, after any applicable holding period, they may be exchanged for our common shares, which is traded on an established market. A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of that partnership's gross income for a taxable year consists of "qualifying income" under the publicly traded partnership provisions of Section 7704 of the Code. "Qualifying income" under Section 7704 of the Code includes interest, dividends, real property rents, gains from the disposition of real property, and certain income or gains from the exploitation of natural resources. Therefore, qualifying income under Section 7704 of the Code generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs. We anticipate that the operating partnership will satisfy the 90% qualifying income test under Section 7704 of the Code and, thus, will not be taxed as a corporation.

     There is one significant difference, however, regarding rent received from related party tenants. For a REIT, rent from a tenant does not qualify as rents from real property if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant. See "Taxation of Sovran — Income Tests" beginning on page 28. Under Section 7704 of the Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% of more of the tenant.

     Accordingly, we will need to monitor compliance with both the REIT rules and the publicly traded partnership rules. The operating partnership has not requested, nor does it intend to request, a ruling from the IRS that it will be treated as a partnership for federal income tax purposes. In the opinion of Phillips Lytle LLP, which is based on the provisions of the partnership agreement of the operating partnership and on certain factual assumptions and on representations, the operating partnership is classified as a partnership for federal income tax purposes and therefore should be taxed as a partnership rather than an association taxable as a corporation for periods prior to January 1, 1997. Phillips Lytle LLP's opinion is not binding on the IRS or the courts.

Partnership Allocations

     A partnership agreement will generally determine the allocation of income and losses among partners. However, these allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated under this section of the Code. Generally, Section 704(b) and the Treasury Regulations promulgated under this section of the Code require that partnership allocations respect the economic arrangement of the partners. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to that item. The operating partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated under this section of the Code.

Tax Allocations with Respect to the Properties

     Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the "book-tax difference" associated with the property at the time of the contribution. The book-tax difference with respect to property that is contributed to a partnership is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The operating partnership was formed by way of contributions of appreciated property. Moreover, subsequent to the formation of the operating partnership, additional persons have contributed appreciated property to the operating partnership in exchange for interests in the operating partnership.

     The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. In general, limited partners of the operating partnership who acquired their limited partnership interests through a contribution of appreciated property will be allocated depreciation deductions for tax purposes which are lower than these deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed book-tax difference will generally be allocated to the limited partners who contributed the property, and we will generally be allocated only our share of capital gains attributable to appreciation, if any, occurring after the time of contribution to the operating partnership.  This will tend to always entirely eliminate the book-tax difference over the life of the operating partnership.  However, the special allocation rules of Section 704(c) do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction, such as a sale.  Thus the carry over basis of the contributed assets in the hands of the operating partnership may cause us to be allocated lower depreciation and other deductions.  Possibly we could be allocated an amount of taxable income in the event of a sale of these contributed assets in excess of the economic or book income allocated to us as a result of the sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See "Taxation of Sovran — Annual Distribution Requirements" beginning on page 31.

     Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the "traditional method" or the election of other methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction, such as a sale. We and the operating partnership have determined to use the "traditional method" for accounting for book-tax differences for the properties initially contributed to the operating partnership and for some assets acquired subsequently. We and the operating partnerships have not yet decided what method will be used to account for book-tax differences for properties acquired by the operating partnership in the future. Any property acquired by the operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

Basis in the Operating Partnership Interest

     The adjusted tax basis in our interest in the operating partnership generally will be equal to the amount of cash and the basis of any other property we contribute to the operating partnership, increased by our allocable share of the operating partnership's income and our allocable share of indebtedness of the operating partnership, and reduced, but not below zero, by our allocable share of losses suffered by the operating partnership, the amount of cash distributed to us and constructive distributions resulting from a reduction in our share of indebtedness of the operating partnership. If the allocation of our distributive share of the operating partnership's loss exceeds the adjusted tax basis of our partnership interest in the operating partnership, the recognition of this excess loss will be deferred until that time and to the extent that we have adjusted tax basis in our interest in the operating partnership. We will recognize taxable income to the extent that the operating partnership's distributions, or any decrease in our share of the indebtedness of the operating partnership, exceeds our adjusted tax basis in the operating partnership. A decrease in our share of the indebtedness of the operating partnership is considered a cash distribution.

Sale of Partnership Property

     Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of that gain that is treated as depreciation or cost recovery recapture. However, our share as a partner of any gain realized by the operating partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of Sovran — Prohibited Transactions" beginning on page 32. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

Taxation of our U.S. Shareholders

     For purposes of this discussion, a "U.S. shareholder" is a holder of shares of our stock that for federal income tax purposes is:

•	a citizen or resident of the United States,

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state or political subdivision of the United States,

•
an estate whose income from sources without the United States is includible in gross income for federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or

•
a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. shareholder.

If an entity or arrangement treated as a partnership for federal income tax purposes holds our shares, the federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common shares should consult its tax advisor regarding the federal income tax consequences to the partner of the acquisition, ownership and disposition of our shares by the partnership.

     A "non-U.S. shareholder" is a holder of shares of our stock that is not a U.S. shareholder.

     As long as we qualify as a REIT, distributions to our taxable U.S. shareholders generally will be includible in their income as ordinary income dividends to the extent the distributions do not exceed our current or accumulated earnings and profits. Although a portion of these dividends may be treated as capital gain dividends as explained below, no portion of these dividends will be eligible for the dividends received deduction for corporate shareholders. In determining the extent to which a distribution constitutes ordinary income for federal income tax purposes, our current or accumulated earnings and profits will generally be allocated first to distributions with respect to our preferred shares and thereafter to distributions with respect to shares of our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. shareholders.

     We may elect to designate a portion of distributions paid to our shareholders as "qualified dividend income." A portion of a distribution that is properly designated as qualified dividend income is taxable to noncorporate U.S. shareholders as capital gain, provided that the shareholder has held the common shares with respect to which the distribution is made for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which such common shares became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of the following:

(1) the qualified dividend income received by us during such taxable, year from non-REIT corporations
(including our taxable REIT subsidiaries);

(2) the excess of any "undistributed" REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3) the excess of any income recognized during the immediately preceding year attributable to the sale of an asset with a built-in gain that was acquired in a carry over basis transaction from a "C" corporation over the federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income if the dividends are received from a domestic corporation (other than a REIT or a regulated investment company) or a "qualifying foreign corporation" and specified holding period requirements and other requirements are met. A foreign corporation (other than a "foreign personal holding company," a "foreign investment company," or "passive foreign investment company") will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions will consist of qualified dividend income.

     Distributions made out of our current or accumulated earnings and profits that we properly designate as capital gain dividends will be taxed as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year and without regard to the period for which a shareholder has held shares of our stock. However, corporate U.S. shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that we elect to retain amounts representing our net capital gain income, our U.S. shareholders would be taxed on their designated proportionate share of our retained net capital gains as though an amount were distributed and designated a capital gain dividend, and we would be taxed at regular corporate capital gains tax rates on the retained amounts. In addition, each U.S. shareholder would receive a credit for a designated proportionate share of the tax that we pay, and would increase the adjusted basis in its shares by the excess of the amount of its proportionate share of these net capital gains over its proportionate share of the tax that we pay. Both we and our corporate U.S. shareholders will make commensurate adjustments in our respective earnings and profits for federal income tax purposes. If we should elect to retain our net capital gain in this fashion, we will notify our shareholders of the relevant tax information within 60 days after the close of our taxable year.

     Long-term capital gains are generally taxable at maximum federal income tax rates of 15% (through 2010) in the case of U.S. shareholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciated real property held for more than 12 months are subject to a 25% maximum federal income tax rate for individual U.S. shareholders to the extent of previously claimed depreciation deductions.

     Distributions in excess of our current accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted basis of the U.S. shareholder's shares, but will reduce the U.S. shareholder's basis in his shares. To the extent that the distributions exceed the adjusted basis of a U.S. shareholder's shares, they will be included in income as long-term capital gain, generally taxed to noncorporate U.S. shareholders at a maximum rate of 15%, or included in income as short-term capital gain if the shares have been held for one year or less, provided in each case that the shares are a capital asset in the hands of the shareholder.

     Distributions that we declare in October, November or December of a taxable year to shareholders of record on a date in one of those months will be deemed to have been received by the shareholders on December 31, provided we actually pay the dividends during the following January.

     The currently applicable provisions of the federal income tax laws relating to the 15% rate of capital gain taxation and the applicability of capital gain rates for designated qualified dividend income of REITs are currently scheduled to "sunset" or revert back to provisions of prior law effective for taxable years beginning after December 31, 2010. Upon the sunset of the current provisions, all dividend income of REITs and non-REIT corporations would be taxable at ordinary income rates and the maximum capital gain tax rate for gains other than "unrecaptured section 1250 gains" would be increased (from 15% to 20%). The impact of this reversion is not discussed herein. Consequently, shareholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in common shares.

     Shareholders may not include in their individual tax returns any net operating losses or capital losses we incur. Instead, we would carry over those losses for potential offset against our future income, subject to certain limitations. Taxable distributions that we make and gain from the dispositions of our shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which a shareholder is a limited partner, against that income. In addition, taxable distributions that we make generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of shares, or distributions treated as such, however, will be treated as investment income only if the shareholder so elects, in which case those capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital, capital gain or represent tax preference items to be taken into account for purposes of computing the alternative minimum tax liability of the shareholders. U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

     A U.S. shareholder's sale or exchange of shares will result in recognition of gain or loss in an amount equal to the difference between the amount of cash and the fair market value of any property received, exclusive of any portion attributable to accumulated and declared but unpaid dividends that will generally be taxable to you as a distribution on your shares, and your adjusted basis in the shares sold or exchanged.

     This gain or loss will be capital gain or loss, provided that the shares are a capital asset in the hands of the U.S. shareholder, and will be long-term capital gain or loss if the U.S. shareholder's holding period in the shares exceeds one year. Long-term capital gains will generally be taxed to non-corporate U.S. shareholders at a maximum rate of 15%. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate shareholders) to a portion of capital gain realized by a non-corporate shareholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Shareholders are urged to consult with their tax advisors with respect to their capital gain tax liability. A corporate U.S. shareholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our shares held for more than 12 months. In addition, in the case of a U.S. shareholder who has owned the shares for six months or less, measured by using the holding period rules of Section 857 of the Code, any loss upon a sale or exchange of shares will generally be treated as a long-term capital loss to the extent of actual or constructive distributions from us required to be treated by the U.S. shareholder as long-term capital gain.

     If a U.S. shareholder recognizes a loss upon a subsequent disposition of our common shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards "tax shelter," they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our common shares, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Taxation of Our Tax-Exempt U.S. Shareholders

     U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this discussion as UBTI. While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt U.S. shareholder has not held our common shares as "debt financed property" within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), and (ii) our common shares are not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our common shares generally should not be treated as UBTI to a tax-exempt U.S. shareholder.

     Tax-exempt U.S. shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

     In certain circumstances, a pension trust (i) that is described in Section 401(a) of the Code, (ii) is tax exempt under section 501(a) of the Code, and (iii) that owns more than 10% of our shares could be required to treat a percentage of the dividends from us as UBTI if we are a "pension-held REIT." We will not be a pension-held REIT unless (1) either (x) one pension trust owns more than 25% of the value of our shares, or (y) a group of pension trusts, each individually holding more than 10% of the value of our shares, collectively owns more than 50% of such shares and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding shares of a REIT is owned, directly or indirectly, by few or fewer "individuals" (as defined in the Code to include certain entities). Certain restrictions on ownership and transfer of our shares should generally prevent a tax-exempt entity from owning more than 10% of the value of our shares, or us from becoming a pension-held REIT.

Tax-exempt U.S. Shareholders are urged to consult their tax advisors regarding the federal, state and local tax consequences of owning our shares.

Taxation of Our Non-U.S. Shareholders

     The rules governing the federal income taxation of non-U.S. shareholders are complex, and the following discussion is intended only as a summary of these rules. If you are a non-U.S. shareholder, you should consult with your own tax advisor to determine the impact of federal, state, local, and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in our shares.

     In general, a non-U.S. shareholder will be subject to federal income tax at graduated rates in the same manner as our U.S. shareholders with respect to its investment in shares if that investment is effectively connected with the non-U.S. shareholder's conduct of a trade or business in the United States. A corporate non-U.S. shareholder may also be subject to an additional 30% branch profits tax on the repatriation from the United States of the effectively connected earnings and profits. The balance of this discussion addresses only those non-U.S. shareholders whose investment in our shares is not effectively connected with the conduct of a trade or business in the United States.

     A distribution by us to a non-U.S. shareholder that is not attributable to gain from the sale or exchange by us of a United States real property interest and that is not designated by us as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of our current or accumulated earnings and profits. A distribution of this type will generally be subject to federal withholding tax at the rate of 30% on the gross amount of the dividend, or a lower rate that may be specified by a tax treaty if the non-U.S. shareholder has demonstrated his entitlement to benefits under the tax treaty in the manner prescribed by the IRS. While tax treaties may reduce or eliminate the withholding obligations on our distributions, under some treaties, rates below the 30% generally applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT. Because we cannot determine our current and accumulated profits until the end of our taxable year, withholding at the rate of 30% or applicable lower treaty rate will be imposed on the gross amount of any distribution to a non-U.S. shareholder that we make and do not designate a capital gain dividend. Notwithstanding this withholding, distributions in excess of our current and accumulated earnings and profits are a nontaxable return of capital to the extent that they do not exceed the non-U.S. shareholder's adjusted basis in his shares, and the nontaxable return of capital will reduce the adjusted basis in these shares. To the extent that distributions in excess of our current and accumulated earnings and profits exceed the adjusted basis of a non-U.S. shareholder's shares, the distributions will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or exchange of his shares, as discussed below. A non-U.S. shareholder may seek a refund of amounts withheld on distributions to him to the extent they exceed the tax liability resulting from those distributions, provided that the required information is furnished to the IRS.

     For any year in which we qualify as a REIT, our distributions that are attributable to gain from our sale or exchange of a United States real property interest within the meaning of Section 897 of the Code are taxable to a non-U.S. shareholder as if these distributions were gains effectively connected with a trade or business in the United States conducted by the non-U.S. shareholder. Accordingly, a non-U.S. shareholder will be taxed on these amounts at the normal capital gain rates applicable to a U.S. shareholder, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals; the non-U.S. shareholder would be required to file a federal income tax return reporting these amounts, even if applicable withholding were imposed as described below; and corporate non-U.S. shareholders may owe the 30% branch profits tax in respect of these amounts. We will be required to withhold from distributions to non-U.S. shareholders 35% of the maximum amount of any distribution that could be designated by us as a capital gain dividend. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our shares that is generally traded on an established securities market located in the United State if the non-U.S. shareholder did not own more than 5% of such class of stock at any time during the taxable year. Instead, any capital gain dividend will be treated as a distribution subject to the ordinary dividend rules described above. In addition, for purposes of this withholding rule, if we designate prior distributions as capital gain dividends, then subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends subject to withholding. If for any taxable year we elect to designate as capital gain dividends any portion of the dividends paid or made available for the year to our shareholders, including our retained capital gains treated as capital gain dividends, then the portion of the capital gain dividends so designated that is allocable to the holders of shares will on a percentage basis equal the ratio of the amount of the total dividends paid or made available to the holders of the shares for the year to the total dividends paid or made available for the year to holders of all classes of our shares.

     In addition, it is not entirely clear whether distributions that are (i) otherwise treated as capital gain dividends, (ii) not attributable to the disposition of a U.S. real property interest, and (iii) paid to non-U.S. shareholders who own less than 5.0% of the value of our common shares at all times during the 1-year period ending on the date of such distribution, will be treated as (a) long-term capital gain to such non-U.S. shareholders or as (b) ordinary dividends taxable in the manner described above. If we were to pay a capital gain dividend described in the prior sentence, non-U.S. shareholders should consult their tax advisers regarding the taxation of such distribution in their particular circumstances.

     The amount of any tax withheld by us with respect to a distribution to a non-U.S. shareholder is creditable against the non-U.S. shareholder's federal income tax liability, and if the amount of tax withheld by us exceeds the non-U.S. shareholder's federal income tax liability with respect to the distribution, the non-U.S. shareholder may file for a refund of the excess from the IRS. In this regard, note that the 35% withholding tax rate on capital gain dividends corresponds to the maximum income tax rate applicable to corporate non-U.S. shareholders but is higher than the 15% and 25% maximum rates on capital gains generally applicable to noncorporate non-U.S. shareholders. Treasury regulations provide presumptions under which a non-U.S. shareholder is subject to backup withholding and information reporting unless we receive certification from the shareholder of its non-U.S. shareholder status. The Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, our distributions to a non-U.S. shareholder that is an entity should be treated as paid to the entity or to those owning an interest in that entity, and whether the entity or its owners are entitled to benefits under the tax treaty.

     If our shares are not "United States real property interests" within the meaning of Section 897 of the Code, a non-U.S. shareholder's gain on sale of shares generally will not be subject to federal income taxation, except that a nonresident alien individual who was present in the United States for 183 days or more during the taxable year will be subject to a 30% tax on that gain. The shares will not constitute a United States real property interest if we are a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during the preceding five-year period less than 50% in value of its shares was held directly or indirectly by foreign persons. We believe that we are and will be a domestically controlled REIT and thus that a non-U.S. shareholder's gain on sale of shares will not be subject to federal income taxation. However, because our shares are publicly traded, we can provide no assurance that we will be a domestically controlled REIT. If we are not a domestically controlled REIT, a non-U.S. shareholder's gain on sale of our shares will not be subject to federal income taxation as a sale of a United States real property interest, if the shares are "regularly traded," as defined by applicable Treasury regulations, on an established securities market, such as the New York Stock Exchange, and the non-U.S. shareholder has at all times during the preceding five years owned 5% or less by value of the then outstanding shares. Special rules may apply to sales or other dispositions during the period before the shares are traded on the New York Stock Exchange. If the gain on the sale of the shares were subject to federal income taxation, the non-U.S. shareholder would generally be subject to the same treatment as a U.S. shareholder with respect to its gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, would be required to file a federal income tax return reporting that gain, and in the case of corporate non-U.S. shareholders might owe branch profits tax. In any event, a purchaser of shares from a non-U.S. shareholder will not be required to withhold on the purchase price if the purchased shares are regularly traded on an established securities market or if we are a domestically controlled REIT. Otherwise, the purchaser of shares may be required to withhold 10% of the purchase price paid to the non-U.S. shareholder and to remit the withheld amount to the IRS. Any amount withheld would be creditable against the non-U.S. shareholder's tax liability.

Withholding and Reporting Requirements

     We will report to our U.S. shareholders and to the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. shareholder may be ssubject to backup withholding at the rate of 28% with respect to distributions paid unless the U.S. shareholder (i) is a corporation or comes within other exempt categories and when required demonstrates that fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding rules and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder who does not provide us with his correct taxpayer identification number may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. shareholder who fails to certify his non-foreign status to us.

     We will report to our non-U.S. shareholders and to the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty or because the dividends were effectively connected with a U.S. trade or business. As discussed above, withholding rates of 30% and 35% may apply to distributions to non-U.S. shareholders.

     The payment of the proceeds from the disposition of our shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. shareholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the shareholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. shareholder of our shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. shareholder's foreign status and has no actual knowledge to the contrary.

     Any amounts required to be withheld from payments to you will be collected by us or other applicable withholding agents for remittance to the IRS. Backup withholding is not an additional tax. If withholding results in an overpayment of taxes, over withheld amounts may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the IRS. In addition, the absence or existence of applicable withholding does not necessarily excuse you from filing applicable federal income tax returns.

Other Tax Consequences

     We and our shareholders may also be subject to state or local taxation in various state or local jurisdictions, including those in which we or our shareholders transact business or reside. State and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, we advise you to consult your own tax advisor regarding the specific federal, state, local, foreign and other tax consequences to you of the acquisition, ownership, and disposition of our shares.

SELLING STOCKHOLDERS

     Information about selling stockholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make under the Securities Exchange Act of 1934, as amended, which are incorporated herein by reference

PLAN OF DISTRIBUTION

     We will set forth in the applicable prospectus supplement a description of the plan of distribution of the common stock that may be offered pursuant to this prospectus.

LEGAL MATTERS

     The legality of our common stock offered by this prospectus is being passed upon by Phillips Lytle LLP, Buffalo, New York. The description of U.S. federal income tax matters contained in the prospectus in the section entitled "Federal Income Tax Considerations" is also based on the opinion of Phillips Lytle LLP. Robert J. Attea, Sovran's Chairman of the Board and Chief Executive Officer, is the brother of Frederick G. Attea, a partner of Phillips Lytle LLP and our Assistant Secretary. Several partners of Phillips Lytle LLP own Common Shares. Phillips Lytle LLP will rely upon the opinion of Venable LLP, Baltimore, Maryland, as to all matters of Maryland law.

EXPERTS

     The consolidated financial statements of appearing in our Annual Report (Form 10-K) for the year ended December 31, 2005, and our management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The historical summary of gross revenue and direct operating expenses of the Cornerstone Acquisition Facilities for the year ended December 31, 2005 appearing in our Current Report on Form 8-K/A dated September 6, 2006, has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such historical summary of gross revenue and direct operating expenses is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.